Exhibit 99

Allstate Reports 2008 Third Quarter Results

Catastrophe Losses and Investment Valuation Declines

Partially Offset by On-going Risk Mitigation Actions

•                  Catastrophe losses of $1.8 billion, including losses from Hurricanes Ike and Gustav, were partially mitigated by exposure reduction actions and reinsurance.

•                  Pre-tax net realized capital losses of $1.3 billion reflect unprecedented declines in credit markets, partially offset by positive impact of risk mitigation programs.

•                  Profitability from underlying underwriting remains strong and within full-year outlook range.

•                  Strong liquidity and capital positions.

NORTHBROOK, Ill., October 22, 2008 – The Allstate Corporation (NYSE: ALL) today reported results for the third quarter of 2008:

Consolidated Highlights

	Three Months Ended September 30,		Change (NM – not meaningful)
($ in millions, except per share amounts and ratios)	Est. 2008	2007	$		%
Consolidated revenues	$7,320	$8,992	$(1,672)		(18.6)
Net (loss) income	(923)	978	(1,901)		(194.4)
Net (loss) income per diluted share	(1.71)	1.70	(3.41)		NM
Operating (loss) income*	(190)	893	(1,083)		(121.3)
Operating (loss) income per diluted share*	(0.35)	1.54	(1.89)		(122.7)
Return on equity	1.1	23.2	(22.1	) pts.	NM
Operating income return on equity*	10.0	21.2	(11.2	) pts.	NM
Book value per share	31.44	37.45	(6.01)		(16.0)
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	34.25	36.71	(2.46)		(6.7)
Catastrophe losses	1,816	343	1,473		NM
Property-Liability combined ratio	112.7	91.0	21.7	pts.	NM
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	85.9	86.0	(0.1	) pts.	NM

“Catastrophes, including two of the ten costliest hurricanes in U.S. history, and the impact of a global financial crisis contributed to a quarterly net loss for our company.  In this environment, our proactive and decisive approach to risk reduction has benefitted Allstate,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation. “Hurricane losses would have been twice as high without our catastrophe management programs.  Our investment portfolio initiatives enabled us to avoid large losses in financial companies and helped protect the value of our equity investments.  Our property-casualty business continued to deliver good underlying margins and operating cash flow, which is extremely important in this economic climate.  As a result, Allstate has

*Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

maintained strong liquidity and capital positions which protect our customers and shareholders in these difficult times.”

Allstate’s operating loss of $190 million for the third quarter of 2008 is primarily attributable to catastrophe pre-tax losses of $1.8 billion from 35 events, including Hurricanes Ike and Gustav.  The $923 million net loss for the third quarter of 2008 reflects the operating loss and net realized capital losses of $728 million.

Catastrophe Mitigation Impact

Losses from Hurricanes Ike and Gustav were mitigated by catastrophe exposure management actions taken over the last several years, which include reductions in policies in force, reinsurance and policy changes. Reflecting the combination of reduced policies in force and ceded wind coverage in the coastal regions of Texas and Louisiana, at the beginning of the third quarter of 2008, the Company’s catastrophe exposure was 42% and 33%, respectively, below 2006 levels. Reinsurance recoverables during the quarter offset losses by $246 million.  Allstate’s analysis shows that the Company’s losses from Hurricanes Ike and Gustav would have been approximately twice the amount recorded in the third quarter without the catastrophe exposure management actions and reinsurance programs put into place beginning in 2005.

Investment Portfolio Risk Mitigation Impact

As of September 30, 2008, Allstate’s consolidated total investments were $105 billion, with more than two-thirds in investment grade fixed income securities.  From June 30, 2008 to September 30, 2008, the Company’s portfolio value declined by approximately $8.6 billion, primarily reflecting reduced market valuations of $4.6 billion and net sales of $3.8 billion to fund net reductions in liabilities.  The $4.6 billion decline in market valuations during the period was predominantly due to the widening of credit spreads and, to a lesser extent, equity market value declines.  The decline was reflected through a $3.3 billion increase in net unrealized losses and $1.3 billion of realized capital losses.

Net realized capital losses for the third quarter of $1.3 billion on a pre-tax basis reduced net income by $728 million.  Net realized capital losses primarily consisted of impairment write-downs of $666 million and change in intent write-downs of $453 million.  While change in intent losses flow through the income statement, the Company believes the flexibility the classification provides enables it to execute faster market decisions.  Since valuation related losses on these assets are realized each period, any potential losses realized upon sale will be limited to declines in value since the last reporting date.

Net unrealized losses, primarily reflecting depressed valuations from widening credit spreads, were $4.1 billion as of September 30, 2008.  Gross unrealized losses as of September 30 were $6.3 billion, $2.5 billion higher than June 30, 2008. Given its current level of liquidity, the Company intends and believes it has the ability to hold these assets to recovery and therefore does not anticipate significant conversion from unrealized to realized losses.

The Company employs proactive risk mitigation and return optimization programs, which were augmented in June, 2008.  The programs consist of macro-hedging actions, including equity hedges, interest rate risk hedges and credit spread risk hedges, as well as reductions in residential and commercial real estate holdings and financial assets.  For investments under this program, the Company changed its intent to hold to recovery, which resulted in realized losses affecting the income statement.

During the third quarter, Allstate sold 33% of securities identified as part of the targeted $3.3 billion risk mitigation program.  These assets were sold at approximately 95% of the fair values reported at June 30, 2008. Also during the quarter, Allstate’s macro-hedging program produced gains that partially offset investment losses.

Strong Capital and Liquidity Positions

Allstate maintains strong liquidity and capital supported by on-going catastrophe management actions and proactive investment risk mitigation and return optimization programs. As of September 30, 2008, the Company held capital totaling $16.9 billion, including $5.0 billion in invested assets at the holding company level, including Kennett Capital, Inc.  These assets are available to meet general corporate purposes such as dividends, debt servicing and share repurchases and to support operating subsidiaries through capital contributions or intercompany borrowing arrangements.  In October, Allstate’s board of directors approved infusions of up to $1.25 billion of additional capital into Allstate Life Insurance Company (“ALIC”) through Allstate Insurance Company and funded by the holding company.

The Company believes its current portfolio position and strong underlying operating cash flows provide sufficient liquidity to meet its needs.  As of September 30, Allstate maintained $5.4 billion, or 5.1% of total investments, in same-day or next-day liquidity and $33.4 billion, or 31.9% of total investments, in assets that are generally saleable within ninety days. The Company also has access to a long-term, untapped revolving $1 billion line of credit available from a group of 13 banks through 2012. Allstate has had no commercial paper obligations outstanding in 2008 and no corporate debt coming due until $750 million is scheduled to mature in December 2009.

During the third quarter, Allstate further enhanced its liquidity position with a series of actions, including reducing its securities lending portfolio to $1.6 billion, shortening its investment portfolio duration, and early retirement of institutional markets deposits.  In October, Allstate suspended its $2.0 billion share repurchase program and does not plan to complete it by the original target date of March, 2009.  The Company will re-evaluate this program as market conditions develop in 2009.  The number of shares repurchased under the program during the quarter was 9.9 million shares for $449 million.

“We’ve taken proactive and prudent steps to maintain strong capital and liquidity positions,” said Don Civgin, Allstate’s chief financial officer.  “In these uncertain times we will remain vigilant.  Our top priority is to ensure we have the capital and liquidity necessary to serve our customers and continue to deliver solid returns to our shareholders.”

Continued Underlying Business Profitability

Allstate’s Property-Liability business continued to produce strong underlying profitability. Favorable frequency combined with moderate severity to produce an underlying Property-Liability combined ratio of 85.9 for the quarter. Allstate Financial operating income declined to $88 million in the third quarter of 2008 from $147 million in the prior year quarter, reflecting lower investment spreads related to market conditions, proactive actions taken to improve liquidity and lower benefit spreads.

Outlook

“We expect volatile financial markets and tough economic conditions to persist for some time. Our focus will remain on running our businesses efficiently and effectively to serve our customers and proactively managing catastrophe and investment risk,” concluded Wilson.  Allstate expects its Property-Liability underlying combined ratio, which excludes the effects of catastrophes and prior year reserve re-estimates, to be at the favorable end of the previously stated range of 86.0 and 88.0 for the full year 2008.

PERFORMANCE HIGHLIGHTS

Consolidated

•                  Consolidated revenues were $7.3 billion in the third quarter of 2008 compared to $9.0 billion in the third quarter of 2007, reflecting net realized capital losses in the third quarter of 2008 compared to net realized capital gains in the third quarter of 2007.

•                  Operating loss per diluted share was $0.35 in the quarter compared to operating income per diluted share of $1.54 in the third quarter of 2007, reflecting higher catastrophe losses.  Catastrophe losses per diluted share, after-tax, were $2.19 and $0.38 in the third quarter of 2008 and 2007, respectively.

•                  Net loss per diluted share was $1.71 in the quarter compared to net income per diluted share of $1.70 in the third quarter of 2007, reflecting net realized capital losses in the third quarter of 2008 compared to net realized capital gains in the third quarter of 2007 and an operating loss in the third quarter of 2008 compared to operating income in the third quarter of 2007.

BUSINESS HIGHLIGHTS

	Three months ended September 30,				Nine months ended September 30,
($ in millions, except ratios)	Est. 2008	2007	% Change		Est. 2008	2007	% Change
Property-Liability
Premiums written*	$6,966	$7,075	(1.5)		$20,283	$20,623	(1.6)
Underwriting (loss) income*	(865)	617	NM		(79)	2,508	(103.1)
Net (loss) income	(661)	935	(170.7)		281	3,514	(92.0)
Combined Ratio	112.7	91.0	21.7	pts	100.4	87.7	12.7	pts

Allstate Financial
Premiums and deposits*	$1,896	$2,302	(17.6)		$9,395	$7,817	20.2
Operating income	88	147	(40.1)		349	457	(23.6)
Net (loss) income	(196)	70	NM		(686)	434	NM

Investments
Net investment income	$1,355	$1,603	(15.5)		$4,293	$4,808	(10.7)
Realized capital gains and losses	(1,288)	121	NM		(3,158)	1,137	NM
Total investments					104,983	121,129	(13.3)
Net unrealized capital gains and losses (pre-tax)					(4,099)	2,606	NM

Property-Liability

•                  Property-Liability premiums written declined 1.5% in the third quarter of 2008 from the third quarter of 2007.  Excluding the impact of the catastrophe reinsurance program, Property-Liability premiums written declined 2.4% in the quarter.

•                  Allstate brand standard auto premiums written declined 0.7% in the third quarter of 2008 from the third quarter of 2007.  Contributing to this result were the following:

•                  1.1% decrease in policies in force (“PIF”)

•                  0.5 point decline in the six month renewal ratio to 88.9%

•                  0.9% increase in six month average premium before reinsurance to $427

•                  2.7% decrease in new issued applications

•                  Allstate brand homeowners premiums written declined 0.9% in the third quarter of 2008, compared to the prior year quarter, primarily due to our catastrophe risk management actions.  Contributing to this result were the following:

•                  4.0% decrease in PIF

•                  1.0 point increase in the twelve month renewal ratio to 87.3%

•                  0.7% increase in twelve month average premium before reinsurance to $852

•                  23.4% decrease in new issued applications

•                  $49 million decrease in catastrophe reinsurance costs

•                  Standard auto property damage frequency decreased 11.8% and bodily injury frequency decreased 13.7% in the third quarter of 2008 compared to the third quarter of 2007, which may be in part due to a reduction in the number of miles driven.  Claim severities (average paid cost per claim) for auto property damage and bodily injury decreased 0.3% and increased 6.4%, respectively.  Increased catastrophe losses, however, led to a 0.9 point increase in the Allstate brand standard auto loss ratio in the third quarter of 2008 compared to the third quarter of 2007.

•                  Homeowners gross claim frequency, excluding catastrophes, increased 6.6% in the third quarter of 2008 compared to the third quarter of 2007 fueled by non-catastrophe weather-related claim trends.  Claim severity (average paid cost per claim) for homeowners, excluding catastrophes, decreased 4.2% in the third quarter of 2008 compared to the third quarter of 2007.  Higher catastrophe losses resulted in an 89.7 point increase to 158.1 in the Allstate brand homeowners loss ratio in the third quarter of 2008 compared to the third quarter of 2007.  The effect of catastrophe losses on the Allstate brand homeowners loss ratio totaled 106.2 in the third quarter of 2008 compared to 19.8 in the third quarter of 2007.

•                  Catastrophe losses for the quarter totaled $1.8 billion, compared to $343 million in the third quarter of 2007, impacting the combined ratio by 26.8 points in the third quarter of 2008 and 5.0 points in the third quarter of 2007.  Catastrophe losses for the quarter include estimates of losses for Hurricanes Ike and Gustav of $944 million and $459 million, respectively, among other events.  The catastrophe losses for Hurricane Ike reflect reinsurance recoverables of $246 million.  Hurricane Ike catastrophe losses included $325 million related to states other than Texas.  Hurricane Ike is expected to be among the top three costliest U.S. hurricanes along with Hurricane Katrina of 2005 and Hurricane Andrew of 1992.  Hurricane Gustav is expected to be among the top 10 costliest U.S. hurricanes.  See the Catastrophe Losses, Reinsurance and Exposure Management section of this document for further detail.

•                  Property-Liability prior year reserve reestimates for the third quarter of 2008 netted to zero, compared to unfavorable prior year reserve reestimates of $52 million in the third quarter of 2007.  Prior year reserve reestimates in the third quarter of 2007 resulted from the annual discontinued lines reserve study.

•                  Allstate expects the Property-Liability underlying combined ratio will be at the favorable end of the range of 86.0 and 88.0 for the full year 2008.  The calculations of the underlying combined ratio for the three months and nine months ended September 30 are shown in the table below.  Favorable reserve reestimates are shown in parenthesis.

	Three months ended September 30,		Nine months ended September 30,
	Est. 2008	2007	Est. 2008	2007
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	85.9	86.0	85.2	84.7
Effect of catastrophe losses	26.8	5.0	15.2	4.6
Effect of prior year non-catastrophe reserve reestimates	—	—	—	(1.6)
Combined ratio (GAAP)	112.7	91.0	100.4	87.7

Effect of prior year catastrophe reserve reestimates	—	0.8	0.6	0.5

Allstate Financial

•                  Premiums and deposits in the third quarter of 2008 were $1.9 billion, a decrease of $406 million or 17.6% from the prior year quarter.  This decrease is due to the absence of issuances of institutional products in the third quarter of 2008 compared to $500 million in the prior year quarter, partially offset by an increase in retail premiums and deposits of $94 million or 5.2% due to an increase in deposits on fixed deferred annuities of 14.3%.

•                  Operating income for the third quarter of 2008 was $88 million, a decrease of $59 million from the prior year quarter.  The decline was primarily due to lower investment spreads, reduced benefit spreads on life and annuities reflecting unfavorable mortality experience and increased operating expenses related to our continuing efforts to reinvent protection and retirement for consumers, partially offset by lower amortization of deferred policy acquisition costs (“DAC”).

•                  Net loss for the third quarter of 2008 was $196 million compared to net income of $70 million in the prior year quarter.  The decline was primarily due to a $209 million increase in after-tax net realized capital losses including the effect of DAC and deferred sales inducements accretion related to the net realized capital losses, and a $59 million decline in operating income.

•                  During the third quarter of 2008, we retired $2.2 billion of institutional market deposits for which investors had elected to non-extend their maturity date through a combination of maturities, calls, and acquisitions in the secondary market.  Total outstanding non-extended institutional market deposits were $1.3 billion as of September 30, 2008, all of which become due before the end of the third quarter of 2009.  We have accumulated, and expect to maintain, short-term and other maturing investments to fund the retirement of these obligations.

Investments

•                  During the third quarter, reflecting decisions made and reported at the end of the second quarter, we pursued risk mitigation and return optimization programs to protect portfolio value. These programs performed as intended. Our stock market portfolio hedge, for example, experienced realized capital gains of $76 million which partially offset the impact of a 9% market decline on a large portion of our publicly traded equities portfolio.  See derivative instruments table in the Realized Capital Gains and Losses Analysis section.  During the third quarter of 2008, we sold $1.1 billion of investments that we believed to be vulnerable to significant additional credit and pricing pressures.  See the Investments section of this document for more detail on investments for which we changed our intent to hold to recovery.  We also implemented hedges to mitigate equity market risk, interest rate and credit spread risk.

•                  Consolidated net investment income was $1.4 billion in the third quarter of 2008, a decline of $248 million or 15.5% from $1.6 billion in the third quarter of 2007.  Property-Liability net investment income decreased to $386 million in the third quarter of 2008 from $474 million in the third quarter of 2007, a decline of $88 million or 18.6%. This decline was due to lower average asset balances reflecting dividends to the parent company, reduced portfolio yields and valuation losses on limited partnership interests accounted for in accordance with the equity method of accounting in the current year quarter compared to income in the prior year quarter.  Allstate Financial net investment income decreased to $937 million in the third quarter of 2008 from $1.1 billion in the third quarter of 2007, a decline of $149 million or 13.7%.   This decline was primarily due to lower yields on floating rate securities, increased short-term investment balances reflecting liquidity management, lower average asset balances, and valuation losses on limited partnership interests in the current year quarter compared to income in the prior year quarter.

•                  Net realized capital losses were $1.3 billion on a pre-tax basis for the quarter, due to $666 million of impairment write-downs, $453 million of change in intent write-downs, $137 million of sales and $32 million of net losses on the settlement and valuation of derivative instruments.  This compares to net realized capital gains of $121 million in the prior year quarter that were driven primarily by net gains on sales of $206 million partially offset by net losses on the valuation and settlement of derivative instruments of $50 million and impairment write-downs of $24 million.  See the Realized Capital Gains and Losses Analysis section of this document for more information.

•                  Impairment write-downs of $666 million in the quarter comprised $488 million related to fixed income securities (primarily related to financial services sector corporate bonds, synthetic collateralized debt obligations, and Alt-A mortgage-backed securities), $139 million related to equity securities, and $39 million related to limited partnership interests. Over 71% of the impairment write-downs on fixed income securities are performing in line with anticipated or contractual cash flows, but were written down primarily because of expected deterioration in the performance of the underlying collateral.  Equity securities were written down primarily due to the length of time and extent fair value was below cost.

•                  Change in intent write-downs of $453 million in the third quarter of 2008 were primarily a result of our risk mitigation and return optimization programs, strategic asset allocation actions and ongoing comprehensive reviews of our portfolios.  These losses include $392 million related to securities for which we changed our intent to hold to recovery in the second quarter of 2008 that we still hold at September 30 and $61 million related to securities for which we changed our intent to hold to recovery in the third quarter of 2008 due to unanticipated changes in facts and circumstances.  In the third quarter of the prior year, realized capital losses related to change in intent write-downs totaled $11 million.

•                  Net realized capital losses from sales of investments totaled $137 million in the quarter, compared to $206 million of net gains in the prior year quarter.  This included $146 million of write-downs for equity securities effectively carried on a lower of cost or fair value basis.

•                  Net realized capital losses on the valuation and settlement of derivative instruments totaled $32 million for the third quarter of 2008 and included $132 million of gains for previously established risk reduction programs. These gains were offset by $40 million of losses for income generation programs involving replication and $124 million of losses for the accounting valuation of embedded equity options in fixed income securities, mainly from equity indexed notes and convertible bonds. In the third quarter of 2007, net realized capital losses on the valuation and settlement of derivative instruments totaled $50 million and included net losses of $98 million on risk mitigation programs and $9 million of net losses for the accounting valuation of embedded equity options in fixed income securities, partially offset by net gains of $57 million for income generation programs.

•                  Consolidated total investments were $105.0 billion as of September 30, 2008, a decline of $8.6 billion from June 30, 2008, due primarily to fair value decreases of $4.6 billion comprising an increase of $3.3 billion of unrealized net capital losses and $1.3 billion of net realized capital losses recognized in the quarter, and asset sales to support net liability decreases of $4.5 billion comprising $3.3 billion of retirements and maturities of Allstate Financial institutional markets deposits and $1.2 billion in lower funds associated with collateral received in conjunction with securities lending transactions.

•                  The increase in unrealized net capital losses during the third quarter of 2008 of $3.3 billion was primarily related to widening credit spreads and equity market declines. The total increase in unrealized net capital losses included unfavorable changes related to municipal bonds ($848 million), corporate bonds ($1.3 billion), commercial mortgage-backed securities ($375 million), asset-backed securities ($225 million) and equity securities ($391 million).  The increase attributable to commercial mortgage-backed and asset-backed securities was also attributable to price declines due to market and liquidity disruptions.  Net unrealized capital losses increased despite the realization of capital losses on sales and impairments, including change in intent write-downs, during the quarter.  Consolidated net unrealized capital gains and losses are presented in the following table.

($ in millions)	September 30, 2008	June 30, 2008	December 31, 2007
U.S. government and agencies	$748	$854	$918
Municipal	(816)	32	720
Corporate	(1,846)	(530)	90
Foreign government	323	354	394
Mortgage-backed securities	(227)	(183)	(43)
Commercial mortgage-backed securities	(763)	(388)	(308)
Asset-backed securities	(1,576)	(1,351)	(816)
Redeemable preferred stock	(4)	(2)	1
Fixed income securities	(4,161)	(1,214)	956
Equity securities	76	467	990
Derivatives	(14)	(42)	(33)
Net unrealized capital gains and losses	$(4,099)	$(789)	$1,913

•                  Unrealized net capital losses on fixed income securities were $4.2 billion as of September 30, 2008, and comprised $1.9 billion of gross unrealized gains and $6.1 billion of gross unrealized losses.  Included in gross unrealized losses were $2.5 billion of securities with a fair value below 70% of amortized cost, or 3.3% of our fixed income portfolio at September 30, 2008. The percentage of fair value to amortized cost for the remaining gross unrealized losses on fixed income securities at September 30, 2008 are shown in the following table.

($ in millions)	Unrealized (Loss) Gain		Fair Value	% of Total Fixed Income Securities
> 80% of amortized cost	$(3,131)		$42,354	55.7%
70% to 80% of amortized cost	(933)		2,896	3.8
< 70% of amortized cost	(1,984)		2,519	3.3
Gross unrealized losses on fixed income securities	(6,048)		47,769	62.8
Gross unrealized gains on fixed income securities	1,887		28,239	37.2
Net unrealized gains and losses on fixed income securities	$(4,161	)(1)	$76,008	100.0%

(1)          See the SFAS 157 Level 3 section of this document for further details of net unrealized losses on Level 3 investments totaling $2.4 billion as of September 30, 2008.

Included in the fixed income securities with a fair value less than 70% of amortized cost were unrealized losses for other collateralized debt obligations (“other CDO”) of $569 million (which primarily includes $270 million of cash flow collateralized loan obligations (“cash flow CLO”) and $99 million of synthetic collateralized debt obligations (“synthetic CDO”)), asset-backed residential mortgage-backed securities (“ABS RMBS”) of $538 million, corporate bonds of $480 million, and commercial mortgage-backed securities (“CMBS”) of $305 million.  For additional information on ABS RMBS, CMBS, and other CDO, see the Securities Experiencing Illiquid and Disrupted Markets section of this document.  We continue to believe that the unrealized losses on these securities are not necessarily predictive of the ultimate performance.  The unrealized losses should reverse over the remaining lives of the securities in the absence of further deterioration in the collateral relative to our positions in the securities’ respective capital structures.

•                  For our illiquid investment portfolios, par value totaled $8.6 billion and amortized cost totaled $7.2 billion or 84% of par value at September 30, 2008, which is primarily the result of write-downs of approximately $1.4 billion.  Fair value of these investments totaled $5.5 billion or 64% of par value.  See additional details and discussion in the Securities Experiencing Illiquid and Disrupted Markets section of this document.  Our illiquid portfolios include prime residential mortgage-backed securities (“Prime”), Alt-A residential mortgage-backed securities (“Alt-A”), commercial real estate collateralized debt obligations (“CRE CDO”), and certain asset-backed securities including ABS RMBS, asset-backed collateralized debt obligations (“ABS CDO”) and other CDO.  In addition, for commercial mortgage-backed securities excluding CRE CDO, par value totaled $6.0 billion and amortized cost totaled $5.9 billion or 98% of par value, which was primarily the result of write-downs.  Fair value totaled $5.1 billion or 85% of par value.

•                  Consolidated unrealized net capital losses after-tax and after adjustments for deferred policy acquisition costs, deferred sales inducements and insurance reserves, as of September 30, 2008, were $1.5 billion and were comprised of $640 million related to Property-Liability, $820 million related to Allstate Financial and $15 million related to Corporate and Other.

•                  Statutory accounting principles (“statutory”) for the recognition of write-downs resulting from changes in intent differ from those under GAAP.  For statutory, declines in fair value below amortized cost resulting from changes in risk-free interest rates and general credit spread widening, are deemed other-than-temporary when the investor has the intent to sell the security at the financial reporting date.  GAAP requires write-downs when the investor cannot assert a positive intent to hold a security to recovery, even if a decision to sell a security has not been made. At September 30, 2008, there are $186 million of after-tax unrealized losses, comprising $46 million for Property-Liability investments and $140 million for Allstate Financial investments, which have not been recognized in the statutory financial statements, related to securities which are subject to change in intent write-downs for GAAP since no intent to sell currently exists.

THE ALLSTATE CORPORATION

CONSOLIDATED AND SEGMENT HIGHLIGHTS

	Three Months Ended					Nine Months Ended
	September 30,					September 30,
($ in millions, except per share amounts,	Est.				Percent	Est.				Percent
return data and ratios)	2008	2007	Change		Change	2008	2007	Change		Change

Consolidated Highlights
Revenues	$7,320	$8,992	$(1,672)		(18.6)	$22,825	$27,778	$(4,953)		(17.8)
Net (loss) income	(923)	978	(1,901)		(194.4)	(550)	3,876	(4,426)		(114.2)
Operating (loss) income	(190)	893	(1,083)		(121.3)	1,240	3,162	(1,922)		(60.8)
(Loss) income per diluted share (1)
Net	(1.71)	1.70	(3.41)		NM	(1.00)	6.41	(7.41)		(115.6)
Operating	(0.35)	1.54	(1.89)		(122.7)	2.26	5.23	(2.97)		(56.8)
Weighted average shares outstanding (diluted) (1)	540.1	585.1	(45.0)		(7.7)	549.5	605.1	(55.6)		(9.2)
Net shares outstanding						536.1	573.6	(37.5)		(6.5)
Return on equity
Net income						1.1	23.2	(22.1	) pts.	NM
Operating income						10.0	21.2	(11.2	) pts.	NM
Book value per diluted share						31.44	37.45	(6.01)		(16.0)
Book value per diluted share, excluding the impact of unrealized net capital gains and losses on fixed income securities						34.25	36.71	(2.46)		(6.7)

Property-Liability Highlights
Property-Liability premiums written	$6,966	$7,075	$(109)		(1.5)	$20,283	$20,623	$(340)		(1.6)
Property-Liability revenues	6,537	7,543	(1,006)		(13.3)	20,520	23,060	(2,540)		(11.0)
Net (loss) income	(661)	935	(1,596)		(170.7)	281	3,514	(3,233)		(92.0)
Underwriting (loss) income	(865)	617	(1,482)		NM	(79)	2,508	(2,587)		(103.1)
Net investment income	386	474	(88)		(18.6)	1,287	1,482	(195)		(13.2)
Operating (loss) income	(248)	772	(1,020)		(132.1)	973	2,781	(1,808)		(65.0)
Catastrophe losses	1,816	343	1,473		NM	3,082	937	2,145		NM
Ratios:
Allstate Protection loss ratio	87.9	65.1	22.8	pts.	NM	75.9	63.2	12.7	pts.	NM
Allstate Protection expense ratio	24.7	24.8	(0.1	) pts.	NM	24.4	24.4	—	pts.	NM
Allstate Protection combined ratio	112.6	89.9	22.7	pts.	NM	100.3	87.6	12.7	pts.	NM
Effect of Discontinued Lines and Coverages on combined ratio	0.1	1.1	(1.0	) pts.	NM	0.1	0.1	—	pts.	NM
Property-Liability combined ratio	112.7	91.0	21.7	pts.	NM	100.4	87.7	12.7	pts.	NM
Effect of catastrophe losses on combined ratio	26.8	5.0	21.8	pts.	NM	15.2	4.6	10.6	pts.	NM
Property-Liability combined ratio excluding effect of catastrophes	85.9	86.0	(0.1	) pts.	NM	85.2	83.1	2.1	pts.	NM
Effect of prior year reserve reestimates on combined ratio	—	0.8	(0.8	) pts.	NM	0.6	(1.1)	1.7	pts.	NM
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	—	(0.8)	0.8	pts.	NM	(0.6)	(0.5)	(0.1	) pts.	NM
Property-Liability combined ratio excluding effect of catastrophes and prior year reserve reestimates	85.9	86.0	(0.1	)pts.	NM	85.2	84.7	0.5	pts.	NM

Allstate Financial Highlights
Premiums and deposits	$1,896	$2,302	$(406)		(17.6)	$9,395	$7,817	$1,578		20.2
Allstate Financial revenues	806	1,408	(602)		(42.8)	2,290	4,598	(2,308)		(50.2)
Realized capital gains and losses (pre-tax)	(599)	(127)	(472)		NM	(1,996)	—	(1,996)		NM
Net (loss) income	(196)	70	(266)		NM	(686)	434	(1,120)		NM
Operating income	88	147	(59)		(40.1)	349	457	(108)		(23.6)
Net income analysis
Benefit spread	97	129	(32)		(24.8)	335	361	(26)		(7.2)
Investment spread	214	266	(52)		(19.5)	709	794	(85)		(10.7)

Investment Highlights
Net investment income	$1,355	$1,603	$(248)		(15.5)	$4,293	$4,808	$(515)		(10.7)
Realized capital gains and losses (pre-tax)	(1,288)	121	(1,409)		NM	(3,158)	1,137	(4,295)		NM
Total investments						104,983	121,129	(16,146)		(13.3)

(1)

As prescribed by accounting principles generally accepted in the United States of America (“GAAP”), the three months and nine months ended September 30, 2008 earnings per share amounts were computed discretely and the antidilutive effects of potential common shares outstanding totaling 2.6 million and 2.9 million, respectively, were excluded from weighted average shares - diluted due to the third quarter and year to date 2008 net loss. Accordingly, the sum of the per share amounts for the three quarters of 2008 does not equal the year to date per share amount.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions, except per share data)	2008	2007	Change	2008	2007	Change

Revenues
Property-liability insurance premiums	$6,785	$6,819	(0.5)	$20,299	$20,447	(0.7)
Life and annuity premiums and contract charges	468	449	4.2	1,391	1,386	0.4
Net investment income	1,355	1,603	(15.5)	4,293	4,808	(10.7)
Realized capital gains and losses	(1,288)	121	NM	(3,158)	1,137	NM
Total revenues	7,320	8,992	(18.6)	22,825	27,778	(17.8)

Costs and expenses
Property-liability insurance claims and claims expense	5,971	4,509	32.4	15,423	12,943	19.2
Life and annuity contract benefits	418	371	12.7	1,210	1,185	2.1
Interest credited to contractholder funds	586	685	(14.5)	1,773	2,007	(11.7)
Amortization of deferred policy acquisition costs	980	1,170	(16.2)	3,014	3,539	(14.8)
Operating costs and expenses	814	785	3.7	2,334	2,246	3.9
Restructuring and related charges	10	2	NM	4	5	(20.0)
Interest expense	88	90	(2.2)	264	245	7.8
Total costs and expenses	8,867	7,612	16.5	24,022	22,170	8.4

Gain (loss) on disposition of operations	3	6	(50.0)	(6)	8	(175.0)

(Loss) income from operations before income tax (benefit) expense	(1,544)	1,386	NM	(1,203)	5,616	(121.4)

Income tax (benefit) expense	(621)	408	NM	(653)	1,740	(137.5)

Net (loss) income	$(923)	$978	(194.4)	$(550)	$3,876	(114.2)

Net (loss) income per share - Basic	$(1.71)	$1.70		$(1.00)	$6.45

Weighted average shares - Basic	540.1	581.1		549.5	600.5

Net (loss) income per share - Diluted (1)	$(1.71)	$1.70		$(1.00)	$6.41

Weighted average shares - Diluted (1)	540.1	585.1		549.5	605.1

Cash dividends declared per share	$0.41	$0.38		$1.23	$1.14

(1)

As prescribed by GAAP, the three months and nine months ended September 30, 2008 earnings per share amounts were computed discretely and the antidilutive effects of potential common shares outstanding totaling 2.6 million and 2.9 million, respectively, were excluded from weighted average shares - diluted due to the third quarter and year to date 2008 net loss. Accordingly, the sum of the per share amounts for the three quarters of 2008 does not equal the year to date per share amount.

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions, except per share data)	2008	2007	Change	2008	2007	Change

Contribution to income

Operating (loss) income before the impact of restructuring and related charges	$(183)	$894	(120.5)	$1,243	$3,165	(60.7)
Restructuring and related charges, after-tax	7	1	NM	3	3	—

Operating (loss) income	(190)	893	(121.3)	1,240	3,162	(60.8)

Realized capital gains and losses, after-tax	(838)	80	NM	(2,051)	737	NM
DAC and DSI amortization relating to realized capital gains and losses, after-tax	110	11	NM	283	(4)	NM
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(7)	(8)	12.5	(18)	(23)	21.7
Gain (loss) on disposition of operations, after-tax	2	2	—	(4)	4	NM

Net (loss) income	$(923)	$978	(194.4)	$(550)	$3,876	(114.2)

Income per share - Diluted (1)

Operating (loss) income before the impact of restructuring and related charges	$(0.34)	$1.54	(122.1)	$2.26	$5.23	(56.8)
Restructuring and related charges, after-tax	0.01	—	—	—	—	—

Operating (loss) income	(0.35)	1.54	(122.7)	2.26	5.23	(56.8)

Realized capital gains and losses, after-tax	(1.55)	0.15	NM	(3.73)	1.22	NM
DAC and DSI amortization relating to realized capital gains and losses, after-tax	0.20	0.01	NM	0.51	(0.01)	NM
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.01)	(0.01)	—	(0.03)	(0.04)	25.0
Gain (loss) on disposition of operations, after-tax	—	0.01	(100.0)	(0.01)	0.01	—

Net (loss) income	$(1.71)	$1.70	NM	$(1.00)	$6.41	(115.6)

(1)

As prescribed by GAAP, the three months and nine months ended September 30, 2008 earnings per share amounts were computed discretely and the antidilutive effects of potential common shares outstanding totaling 2.6 million and 2.9 million, respectively, were excluded from weighted average shares - diluted due to the third quarter and year to date 2008 net loss. Accordingly, the sum of the per share amounts for the three quarters of 2008 does not equal the year to date per share amount.

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	Est.		Est.
($ in millions, except ratios)	2008	2007	2008	2007

Property-Liability
Premiums written (1)	$6,966	$7,075	$20,283	$20,623

Premiums earned	$6,785	$6,819	$20,299	$20,447
Claims and claims expense	5,971	4,509	15,423	12,943
Amortization of deferred policy acquisition costs	991	1,025	3,002	3,081
Operating costs and expenses	678	667	1,949	1,910
Restructuring and related charges	10	1	4	5
Underwriting (loss) income	(865)	617	(79)	2,508

Net investment income	386	474	1,287	1,482
Periodic settlements and accruals on non-hedge derivative instruments	1	—	2	—
Income tax (benefit) expense on operations	(230)	319	237	1,209

Operating (loss) income	(248)	772	973	2,781

Realized capital gains and losses, after-tax	(412)	163	(690)	733
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	—	(2)	—

Net (loss) income	$(661)	$935	$281	$3,514

Catastrophe losses	$1,816	$343	$3,082	$937

Operating ratios:
Claims and claims expense ratio	88.0	66.1	76.0	63.3
Expense ratio	24.7	24.9	24.4	24.4
Combined ratio	112.7	91.0	100.4	87.7
Effect of catastrophe losses on combined ratio	26.8	5.0	15.2	4.6
Effect of prior year reserve reestimates on combined ratio	—	0.8	0.6	(1.1)
Effect of catastrophe losses included in prior year reserve reestimate on combined ratio	—	(0.8)	(0.6)	(0.5)
Effect of Discontinued Lines and Coverages on combined ratio	0.1	1.1	0.1	0.1

Allstate Financial
Premiums and deposits	$1,896	$2,302	$9,395	$7,817
Investments	$66,547	$76,314	$66,547	$76,314

Premiums and contract charges	$468	$449	$1,391	$1,386
Net investment income	937	1,086	2,895	3,212
Periodic settlements and accruals on non-hedge derivative instruments	9	12	25	36
Contract benefits	418	371	1,210	1,185
Interest credited to contractholder funds	604	687	1,833	2,006
Amortization of deferred policy acquisition costs	140	160	387	453
Operating costs and expenses	134	113	377	313
Restructuring and related charges	—	1	—	—
Income tax expense on operations	30	68	155	220

Operating income	88	147	349	457

Realized capital gains and losses, after-tax	(390)	(82)	(1,298)	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax	110	11	283	(4)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(6)	(8)	(16)	(23)
Gain (loss) on disposition of operations, after-tax	2	2	(4)	4
Net (loss) income	$(196)	$70	$(686)	$434

Corporate and Other
Net investment income	$32	$43	$111	$114
Operating costs and expenses	90	95	272	268
Income tax benefit on operations	(28)	(26)	(79)	(78)

Operating loss	(30)	(26)	(82)	(76)

Realized capital gains and losses, after-tax	(36)	(1)	(63)	4

Net loss	$(66)	$(27)	$(145)	$(72)

Consolidated net (loss) income	$(923)	$978	$(550)	$3,876

(1)

The cost of the catastrophe reinsurance program was $164 million and $227 million in the three months ended September 30, 2008 and 2007, respectively, and $613 million and $674 million in the nine months ended September 30, 2008 and 2007, respectively.

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions, except ratios)	2008	2007	Change	2008	2007	Change

Property-Liability Underwriting Summary
Allstate Protection	$(857)	$688	NM	$(61)	$2,544	(102.4)
Discontinued Lines and Coverages	(8)	(71)	88.7	(18)	(36)	50.0
Underwriting (loss) income	$(865)	$617	NM	$(79)	$2,508	(103.1)

Allstate Protection Underwriting Summary
Premiums written	$6,966	$7,075	(1.5)	$20,283	$20,623	(1.6)
Premiums earned	$6,785	$6,819	(0.5)	$20,299	$20,447	(0.7)
Claims and claims expense	5,965	4,439	34.4	15,410	12,912	19.3
Amortization of deferred policy acquisition costs	991	1,025	(3.3)	3,002	3,081	(2.6)
Operating costs and expenses	676	666	1.5	1,944	1,905	2.0
Restructuring and related charges	10	1	NM	4	5	(20.0)
Underwriting (loss) income	$(857)	$688	NM	$(61)	$2,544	(102.4)

Catastrophe losses	$1,816	$343	NM	$3,082	$937	NM

Operating ratios:
Claims and claims expense ratio	87.9	65.1		75.9	63.2
Expense ratio	24.7	24.8		24.4	24.4
Combined ratio	112.6	89.9		100.3	87.6

Effect of catastrophe losses on combined ratio	26.8	5.0		15.2	4.6

Effect of restructuring and related charges on combined ratio	0.1	—		—	—

Discontinued Lines and Coverages Underwriting Summary
Premiums written	$—	$—	—	$—	$—	—
Premiums earned	$—	$—	—	$—	$—	—
Claims and claims expense	6	70	(91.4)	13	31	(58.1)
Operating costs and expenses	2	1	100.0	5	5	—
Underwriting loss	$(8)	$(71)	88.7	$(18)	$(36)	50.0

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	0.1	1.1		0.1	0.1

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions)	2008	2007	Change	2008	2007	Change

Allstate brand
Standard auto	$4,050	$4,079	(0.7)	$12,084	$12,086	—
Non-standard auto	257	293	(12.3)	792	914	(13.3)
Involuntary auto	13	18	(27.8)	46	62	(25.8)
Commercial lines	153	175	(12.6)	493	568	(13.2)
Homeowners	1,576	1,590	(0.9)	4,292	4,346	(1.2)
Other personal lines (1)	488	432	13.0	1,282	1,219	5.2

	6,537	6,587	(0.8)	18,989	19,195	(1.1)
Encompass brand
Standard auto	264	296	(10.8)	806	859	(6.2)
Non-standard auto	8	15	(46.7)	31	54	(42.6)
Involuntary auto	4	3	33.3	10	14	(28.6)
Homeowners	126	145	(13.1)	368	415	(11.3)
Other personal lines	27	29	(6.9)	79	86	(8.1)

	429	488	(12.1)	1,294	1,428	(9.4)

Allstate Protection	6,966	7,075	(1.5)	20,283	20,623	(1.6)

Discontinued Lines and Coverages	—	—	—	—	—	—

Property-Liability	$6,966	$7,075	(1.5)	$20,283	$20,623	(1.6)

Allstate Protection
Standard auto	$4,314	$4,375	(1.4)	$12,890	$12,945	(0.4)
Non-standard auto	265	308	(14.0)	823	968	(15.0)
Involuntary auto	17	21	(19.0)	56	76	(26.3)
Commercial lines	153	175	(12.6)	493	568	(13.2)
Homeowners	1,702	1,735	(1.9)	4,660	4,761	(2.1)
Other personal lines	515	461	11.7	1,361	1,305	4.3

	$6,966	$7,075	(1.5)	$20,283	$20,623	(1.6)

(1)	The three months and nine months ended September 30, 2008 include $52 million of premiums written related to the acquisition of Partnership Marketing Group.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

ANNUAL IMPACT OF NET RATE CHANGES APPROVED ON PREMIUMS WRITTEN (1)

	Three Months Ended
	September 30, 2008 (Est.)
	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto	12	0.6	3.8
Non-standard auto	2	—	0.6
Homeowners (5) (6)	17	(3.1)	(11.5)

Encompass brand
Standard auto	14	1.3	11.0
Non-standard auto	3	4.0	20.7
Homeowners	12	0.5	2.3

	Nine Months Ended
	September 30, 2008 (Est.)
	Number of
	States	Countrywide % (2)	State Specific % (3)
Allstate brand
Standard auto (4)	30	1.1	1.9
Non-standard auto (6)	9	0.1	0.5
Homeowners (5) (6)	33	(1.1)	(1.9)

Encompass brand
Standard auto	32	2.4	4.6
Non-standard auto	3	4.0	20.7
Homeowners (6)	25	1.8	4.0

(1)

Rate increases that are indicated based on a loss trend analysis to achieve a targeted return will continue to be pursued in all locations and for all products. Rate changes include changes approved based on our net cost of reinsurance. These rate changes do not reflect initial rates filed for insurance subsidiaries initially writing business. Based on historical premiums written in those states, rate changes approved for the three month and nine month periods ending September 30, 2008, are estimated to total $(78) million and $135 million, respectively.

(2)	Represents the impact in the states where rate changes were approved during 2008 as a percentage of total countrywide prior year-end premiums written.

(3)	Represents the impact in the states where rate changes were approved during 2008 as a percentage of total prior year-end premiums written in those states.

(4)

Excluding the impact of a 15.9% rate reduction in California related to an order effective in April 2008, the Allstate brand standard auto rate change is 6.1% on a state specific basis and 2.8% on a countrywide basis for the nine months ended September 30, 2008. We estimate that this rate decrease will have an impact of $68 million on premiums written and $55 million on underwriting income during the remainder of 2008.

(5)

Excluding the impact of a 28.5% rate reduction in California related to a resolution reached in the third quarter of 2008, the Allstate brand homeowners rate change is 3.9% on a state specific basis and 0.6% on a countrywide basis for the three months ended September 30, 2008.  Excluding the impact of a 3.0% rate reduction in Texas related to a resolution reached in the second quarter of 2008 and a 28.5% rate reduction in California related to a resolution reached in the third quarter of 2008, the Allstate brand homeowners rate change is 5.9% on a state specific basis and 2.9% on a countrywide basis for the nine months ended September 30, 2008.  We estimate that these rate decreases will have an impact of $58 million on premiums written and $13 million on underwriting income during the remainder of 2008.

(6)	Includes Washington, D.C.

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended September 30,
	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007
					Effect of
					Catastrophe Losses
($ in millions, except ratios)	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$3,993	$4,004	66.7	65.8	1.9	0.5	24.3	24.4
Non-standard auto	261	304	57.1	54.3	1.5	—	24.1	23.7
Homeowners	1,453	1,429	158.1	68.4	106.2	19.8	23.2	24.7
Other (1)	643	612	77.0	63.1	17.1	4.1	28.3	25.3

Total Allstate brand	6,350	6,349	88.2	65.6	27.3	5.2	24.5	24.5

Encompass brand
Standard auto	272	283	71.0	61.5	1.1	0.4	27.2	27.9
Non-standard auto	9	18	77.8	66.7	—	—	33.3	33.3
Homeowners	124	137	113.7	55.5	62.9	9.5	30.7	30.6
Other (1)	30	32	66.6	37.5	6.7	—	26.7	28.1

Total Encompass brand	435	470	83.0	58.3	19.1	3.0	28.3	28.9

Allstate Protection	$6,785	$6,819	87.9	65.1	26.8	5.0	24.7	24.8

	Nine Months Ended September 30,
	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007
					Effect of
					Catastrophe Losses
($ in millions, except ratios)	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$12,018	$11,941	66.4	64.3	1.8	0.7	24.0	24.0
Non-standard auto	809	942	60.8	58.0	1.1	0.2	23.5	23.0
Homeowners	4,299	4,304	108.6	63.7	58.3	16.6	23.0	24.3
Other (1)	1,828	1,829	70.1	60.2	11.2	4.8	27.7	25.5

Total Allstate brand	18,954	19,016	76.1	63.5	15.5	4.7	24.1	24.1

Encompass brand
Standard auto	830	850	62.5	61.2	1.1	0.5	27.1	27.0
Non-standard auto	35	60	77.2	75.0	—	—	31.4	26.7
Homeowners	386	418	83.4	53.4	34.5	10.3	31.1	29.9
Other (1)	94	103	123.4	51.5	6.4	2.9	27.7	26.2

Total Encompass brand	1,345	1,431	73.2	58.8	11.0	3.5	28.4	27.8

Allstate Protection	$20,299	$20,447	75.9	63.2	15.2	4.6	24.4	24.4

(1)	Other includes commercial lines, condominium, renters, involuntary auto and other personal lines.
(2)

Loss Ratio comparisons are impacted by the relative level of prior year reserve reestimates. Please refer to the “Effect of Pre-tax Prior Year Reserve Reestimates on the Combined Ratio” table for detailed reserve reestimate information.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRE-TAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended September 30,
			Effect of Pre-tax Reserve
	Pretax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio
	Est.		Est.
($ in millions, except ratios)	2008	2007	2008	2007

Auto	$(27)	$(77)	(0.4)	(1.1)
Homeowners	20	49	0.3	0.7
Other	—	11	—	0.1

Allstate Protection (2)	(7)	(17)	(0.1)	(0.3)

Discontinued Lines and Coverages	7	69	0.1	1.1

Property-Liability	$—	$52	—	0.8

Allstate brand	$(4)	$8	(0.1)	0.1
Encompass brand	(3)	(25)	—	(0.4)

Allstate Protection (2)	$(7)	$(17)	(0.1)	(0.3)

	Nine Months Ended September 30,
			Effect of Pre-tax Reserve
	Pretax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio
	Est.		Est.
($ in millions, except ratios)	2008	2007	2008	2007

Auto	$(94)	$(289)	(0.5)	(1.4)
Homeowners	116	71	0.6	0.4
Other	74	(33)	0.4	(0.2)

Allstate Protection (3)	96	(251)	0.5	(1.2)

Discontinued Lines and Coverages	14	31	0.1	0.1

Property-Liability	$110	$(220)	0.6	(1.1)

Allstate brand	$90	$(184)	0.5	(0.9)
Encompass brand	6	(67)	—	(0.3)

Allstate Protection (3)	$96	$(251)	0.5	(1.2)

(1)	Favorable reserve reestimates are shown in parentheses.
(2)

Favorable reserve reestimates included in catastrophe losses totaled $3 million in the three months ended September 30, 2008 and unfavorable reserve reestimates included in catastrophe losses totaled $57 million in the three months ended September 30, 2007.

(3)	Unfavorable reserve reestimates included in catastrophe losses totaled $125 million and $101 million in the nine months ended September 30, 2008 and 2007, respectively.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions)	2008	2007	Change	2008	2007	Change

Life Products
Interest-sensitive life	$349	$352	(0.9)	$1,069	$1,070	(0.1)
Traditional	100	98	2.0	288	280	2.9
Other	104	98	6.1	304	279	9.0
	553	548	0.9	1,661	1,629	2.0

Annuities
Indexed annuities	138	152	(9.2)	422	464	(9.1)
Fixed deferred annuities	965	844	14.3	2,518	1,981	27.1
Sub-total	1,103	996	10.7	2,940	2,445	20.2
Fixed immediate annuities	99	100	(1.0)	251	353	(28.9)
	1,202	1,096	9.7	3,191	2,798	14.0

Institutional Products
Funding agreements backing medium-term notes	—	500	(100.0)	4,158	3,000	38.6

Bank Deposits	141	158	(10.8)	385	390	(1.3)

Total	$1,896	$2,302	(17.6)	$9,395	$7,817	20.2

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL ANALYSIS OF NET INCOME

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	Est.		Percent	Est.		Percent
($ in millions)	2008	2007	Change	2008	2007	Change

Benefit spread
Premiums	$228	$199	14.6	$689	$651	5.8
Cost of insurance contract charges (1)	150	166	(9.6)	443	484	(8.5)
Contract benefits excluding the implied interest on immediate annuities with life contingencies (2)	(281)	(236)	(19.1)	(797)	(774)	(3.0)
Benefit spread	97	129	(24.8)	335	361	(7.2)

Investment spread
Net investment income	937	1,086	(13.7)	2,895	3,212	(9.9)
Implied interest on immediate annuities with life contingencies (2)	(137)	(135)	(1.5)	(413)	(411)	(0.5)
Interest credited to contractholder funds	(586)	(685)	14.5	(1,773)	(2,007)	11.7
Investment spread	214	266	(19.5)	709	794	(10.7)

Surrender charges and contract maintenance expense fees (1)	90	84	7.1	259	251	3.2
Realized capital gains and losses	(599)	(127)	NM	(1,996)	—	—
Amortization of deferred policy acquisition costs	11	(145)	107.6	(12)	(458)	97.4
Operating costs and expenses	(134)	(113)	(18.6)	(377)	(313)	(20.4)
Restructuring and related charges	—	(1)	100.0	—	—	—
Gain (loss) on disposition of operations	3	6	(50.0)	(6)	8	(175.0)
Income tax benefit (expense) on operations	122	(29)	NM	402	(209)	NM

Net (loss) income	$(196)	$70	NM	$(686)	$434	NM

Benefit spread by product group
Life insurance	$121	$133	(9.0)	$384	$379	1.3
Annuities	(24)	(4)	NM	(49)	(18)	(172.2)
Benefit spread	$97	$129	(24.8)	$335	$361	(7.2)

Investment spread by product group
Annuities	$115	$127	(9.4)	$362	$385	(6.0)
Life insurance	12	16	(25.0)	46	49	(6.1)
Institutional products	13	19	(31.6)	56	64	(12.5)
Bank	7	5	40.0	16	13	23.1
Net investment income on investments supporting capital	67	99	(32.3)	229	283	(19.1)
Investment spread	$214	$266	(19.5)	$709	$794	(10.7)

(1) Reconciliation of contract charges
Cost of insurance contract charges	$150	$166	(9.6)	$443	$484	(8.5)
Surrender charges and contract maintenance expense fees	90	84	7.1	259	251	3.2
Total contract charges	$240	$250	(4.0)	$702	$735	(4.5)

(2) Reconciliation of contract benefits
Contract benefits excluding the implied interest on immediate annuities with life contingencies	$(281)	$(236)	(19.1)	$(797)	$(774)	(3.0)
Implied interest on immediate annuities with life contingencies	(137)	(135)	(1.5)	(413)	(411)	(0.5)
Total contract benefits	$(418)	$(371)	(12.7)	$(1,210)	$(1,185)	(2.1)

THE ALLSTATE CORPORATION

INVESTMENT RESULTS

	Three Months Ended September 30,		Nine Months Ended September 30,
	Est.		Est.
($ in millions)	2008	2007	2008	2007

NET INVESTMENT INCOME
Fixed income securities:
Tax-exempt	$239	$239	$721	$727
Taxable	942	1,139	2,936	3,371
Equity securities	24	26	87	87
Mortgage loans	154	152	470	441
Limited partnership interests	(24)	48	66	204
Short-term	59	64	153	174
Other	10	51	38	142
Investment income	1,404	1,719	4,471	5,146
Less: Investment expense	49	116	178	338
Net investment income	$1,355	$1,603	$4,293	$4,808

REALIZED CAPITAL GAINS AND LOSSES (PRE-TAX)
Sales	$(137)	$206	$(107)	$1,061
Impairment write-downs (2)	(666)	(24)	(1,331)	(37)
Change in intent write-downs	(453)	(11)	(1,511)	(109)
Valuation of derivative instruments	(111)	(98)	(396)	89
Settlements of derivative instruments	79	48	187	133
Realized capital gains and losses (pre-tax)	$(1,288)	$121	$(3,158)	$1,137

	Sept. 30,	Dec. 31,
	2008 (Est.)	2007
INVESTMENTS
Fixed income securities
Available for sale, at fair value
Tax-exempt	$18,018	$19,038
Taxable	57,990	75,413
Total fixed income securities	76,008	94,451
Equity securities, at fair value	4,228	5,257
Mortgage loans	10,477	10,830
Limited partnership interests (1)	2,955	2,501
Short-term	8,707	3,058
Other	2,608	2,883
Total Investments	$104,983	$118,980
FIXED INCOME SECURITIES BY TYPE
U.S. government and agencies	$4,045	$4,421
Municipal	23,206	25,307
Corporate	30,795	38,467
Asset-backed securities	5,189	8,679
Commercial mortgage-backed securities	5,209	7,617
Mortgage-backed securities	4,917	6,959
Foreign government	2,612	2,936
Redeemable preferred stock	35	65
Total fixed income securities	$76,008	$94,451

FIXED INCOME SECURITIES BY CREDIT QUALITY

NAIC Rating	Moody’s Equivalent

1	Aaa/Aa/A	$55,748	$71,458
2	Baa	16,454	18,361
3	Ba	2,407	2,904
4	B	917	1,296
5	Caa or lower	431	378
6	In or near default	51	54
Total		$76,008	$94,451
AMORTIZED COST
Fixed income securities
Available for sale, at amortized cost
Tax-exempt		$18,632	$18,393
Taxable		61,537	75,102
Total fixed income securities		80,169	93,495
Equity securities, at cost		$4,152	$4,267

(1)   At September 30, 2008, we have commitments to invest in additional limited partnership interests totaling $864 million, $1,138 million and $8 million for Property-Liability, Allstate Financial and Corporate and Other, respectively.

(2)   Impairment write-downs reflect issue specific other than temporary declines in fair value, including instances where we could not reasonably assert that the recovery period would be temporary.  Change in intent write-downs reflect instances where we cannot assert a positive intent to hold until recovery.

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRE-TAX)

	Three Months Ended September 30, 2008 (Est.)
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Sales (1) (3)	$(251)	$114	$—	$(137)
Impairment write-downs (2)	(242)	(372)	(52)	(666)
Change in intent write-downs (3)	(179)	(270)	(4)	(453)
Valuation of derivative instruments	34	(146)	1	(111)
Settlements of derivative instruments	4	75	—	79

Total	$(634)	$(599)	$(55)	$(1,288)

	Nine Months Ended September 30, 2008 (Est.)
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Sales (3)	$(155)	$58	$(10)	$(107)
Impairment write-downs (2)	(468)	(780)	(83)	(1,331)
Change in intent write-downs (3)	(451)	(1,056)	(4)	(1,511)
Valuation of derivative instruments	(57)	(340)	1	(396)
Settlements of derivative instruments	65	122	—	187

Total	$(1,066)	$(1,996)	$(96)	$(3,158)

	Three Months Ended September 30, 2007
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Sales	$230	$(23)	$(1)	$206
Impairment write-downs (2)	(5)	(18)	(1)	(24)
Change in intent write-downs	(4)	(7)	—	(11)
Valuation of derivative instruments	(40)	(58)	—	(98)
Settlements of derivative instruments	69	(21)	—	48

Total	$250	$(127)	$(2)	$121

	Nine Months Ended September 30, 2007
	Property-	Allstate	Corporate
($ in millions)	Liability	Financial	and Other	Total

Sales	$1,026	$28	$7	$1,061
Impairment write-downs (2)	(13)	(23)	(1)	(37)
Change in intent write-downs	(37)	(72)	—	(109)
Valuation of derivative instruments	32	57	—	89
Settlements of derivative instruments	123	10	—	133

Total	$1,131	$—	$6	$1,137

(1)   Includes $146 million of write-downs for equity securities effectively carried on a lower of cost or fair value basis because we do not intend to hold them until recovery.

(2)   Impairment write-downs reflect issue specific other than temporary declines in fair value, including instances where we could not reasonably assert that the recovery period would be temporary.  Change in intent write-downs reflect instances where we cannot assert a positive intent to hold until recovery.

(3)   To conform to the current quarter presentation, certain amounts reported in the first and second quarter of 2008 have been reclassified.  Write-downs for equity securities carried on a lower of cost or fair value basis of $71 million and $32 million for the first and second quarters of 2008, respectively, which were previously reported as a component of change in intent write-downs, have been reclassified to be included as a component of sales.

THE ALLSTATE CORPORATION

COMPONENTS OF UNREALIZED CAPITAL GAINS AND LOSSES ON FIXED INCOME SECURITIES (PRE-TAX)

	September 30, 2008 (Est.)
	Amortized			Fair	% FairValue to
($ in millions)	Cost	Gains	Losses	Value	Amortized Cost (1)

Corporate
Consumer goods (cyclical and non-cyclical)	$5,718	$39	$(279)	$5,478	95.8
Utilities	5,532	124	(264)	5,392	97.5
Banking	4,674	36	(623)	4,087	87.4
Financial services	3,713	12	(354)	3,371	90.8
Capital goods	3,114	31	(153)	2,992	96.1
Communications	1,929	18	(118)	1,829	94.8
Basic industry	1,765	10	(55)	1,720	97.5
Transportation	1,756	21	(93)	1,684	95.9
Energy	1,646	12	(75)	1,583	96.2
Technology	1,035	8	(45)	998	96.4
Other	1,759	24	(122)	1,661	94.4
Total corporate fixed income portfolio	32,641	335	(2,181)	30,795	94.3
Municipal	24,022	378	(1,194)	23,206	96.6
Commercial mortgage-backed securities	5,972	19	(782)	5,209	87.2
Asset-backed securities	6,765	11	(1,587)	5,189	76.7
Mortgage-backed securities	5,144	36	(263)	4,917	95.6
U.S. government and agencies	3,297	748	—	4,045	122.7
Foreign government	2,289	360	(37)	2,612	114.1
Redeemable preferred stock	39	—	(4)	35	89.7
Total fixed income securities	$80,169	$1,887	$(6,048)	$76,008	94.8

	December 31, 2007
	Amortized			Fair	% Fair Value to
($ in millions)	Cost	Gains	Losses	Value	Amortized Cost (1)

Corporate
Consumer goods (cyclical and non-cyclical)	$6,030	$101	$(113)	$6,018	99.8
Utilities	5,778	250	(72)	5,956	103.1
Banking	6,539	78	(227)	6,390	97.7
Financial services	5,343	54	(180)	5,217	97.6
Capital goods	3,597	79	(44)	3,632	101.0
Communications	2,474	68	(25)	2,517	101.7
Basic industry	2,022	47	(14)	2,055	101.6
Transportation	1,907	45	(31)	1,921	100.7
Energy	1,752	51	(8)	1,795	102.5
Technology	1,114	23	(10)	1,127	101.2
Other	1,821	56	(38)	1,839	101.0
Total corporate fixed income portfolio	38,377	852	(762)	38,467	100.2
Municipal	24,587	816	(96)	25,307	102.9
Commercial mortgage-backed securities	7,925	79	(387)	7,617	96.1
Asset-backed securities	9,495	30	(846)	8,679	91.4
Mortgage-backed securities	7,002	57	(100)	6,959	99.4
U.S. government and agencies	3,503	918	—	4,421	126.2
Foreign government	2,542	397	(3)	2,936	115.5
Redeemable preferred stock	64	2	(1)	65	101.6
Total fixed income securities	$93,495	$3,151	$(2,195)	$94,451	101.0

(1)      Comparing percentages from period to period may be distorted by investment transactions such as sales, purchases and impairment write-downs.

THE ALLSTATE CORPORATION

COMPONENTS OF NET UNREALIZED GAINS AND LOSSES

ON SECURITIES BY SEGMENT (PRE-TAX)

	September 30,	June 30,	March 31,	December 31,
($ in millions)	2008 (Est.)	2008	2008	2007

Consolidated

Corporate	$(1,846)	$(530)	$(204)	$90
Municipal	(816)	32	342	720
Commercial mortgage-backed securities	(763)	(388)	(868)	(308)
Asset-backed securities	(1,576)	(1,351)	(1,463)	(816)
Mortgage-backed securities	(227)	(183)	(210)	(43)
U.S. government and agencies	748	854	1,026	918
Foreign government	323	354	457	394
Redeemable preferred stock	(4)	(2)	(3)	1
Fixed income securities	(4,161)	(1,214)	(923)	956
Equity securities	76	467	392	990
Derivatives	(14)	(42)	(39)	(33)
Unrealized gains and losses	$(4,099)	$(789)	$(570)	$1,913

Property-Liability

Corporate	$(134)	$(25)	$(36)	$(27)
Municipal	(680)	87	204	549
Commercial mortgage-backed securities	(4)	(3)	(2)	2
Asset-backed securities	(264)	(226)	(273)	(142)
Mortgage-backed securities	(21)	(39)	(48)	(9)
U.S. government and agencies	31	29	49	36
Foreign government	4	13	30	22
Redeemable preferred stock	(2)	(1)	(1)	—
Fixed income securities	(1,070)	(165)	(77)	431
Equity securities	84	468	399	990
Derivatives	1	4	4	4
Unrealized gains and losses	$(985)	$307	$326	$1,425

Allstate Financial

Corporate	$(1,712)	$(505)	$(169)	$117
Municipal	(141)	(105)	59	76
Commercial mortgage-backed securities	(759)	(385)	(866)	(310)
Asset-backed securities	(1,305)	(1,119)	(1,188)	(672)
Mortgage-backed securities	(191)	(101)	(117)	(27)
U.S. government and agencies	717	825	977	882
Foreign government	319	341	427	372
Redeemable preferred stock	(2)	(1)	(2)	1
Fixed income securities	(3,074)	(1,050)	(879)	439
Equity securities	(8)	(1)	(7)	—
Derivatives	(10)	(41)	(37)	(32)
Unrealized gains and losses	$(3,092)	$(1,092)	$(923)	$407

Corporate and Other

Corporate	$—	$—	$1	$—
Municipal	5	50	79	95
Commercial mortgage-backed securities	—	—	—	—
Asset-backed securities	(7)	(6)	(2)	(2)
Mortgage-backed securities	(15)	(43)	(45)	(7)
U.S. government and agencies	—	—	—	—
Foreign government	—	—	—	—
Redeemable preferred stock	—	—	—	—
Fixed income securities	(17)	1	33	86
Equity securities	—	—	—	—
Derivatives	(5)	(5)	(6)	(5)
Unrealized gains and losses	$(22)	$(4)	$27	$81

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30,	December 31,
($ in millions, except par value data)	2008 (Est.)	2007

Assets
Investments
Fixed income securities, at fair value (amortized cost $80,169 and $93,495)	$76,008	$94,451
Equity securities, at fair value (cost $4,152 and $4,267)	4,228	5,257
Mortgage loans	10,477	10,830
Limited partnership interests	2,955	2,501
Short-term (1)	8,707	3,058
Other	2,608	2,883
Total investments (2) (3)	104,983	118,980
Cash	355	422
Premium installment receivables, net	5,038	4,879
Deferred policy acquisition costs	7,851	5,768
Reinsurance recoverables, net	6,174	5,817
Accrued investment income	983	1,050
Deferred income taxes	2,054	467
Property and equipment, net	1,004	1,062
Goodwill	880	825
Other assets	3,649	2,209
Separate Accounts	10,603	14,929
Total assets	$143,574	$156,408

Liabilities
Reserve for property-liability insurance claims and claims expense	$20,164	$18,865
Reserve for life-contingent contract benefits	12,756	13,212
Contractholder funds	59,320	61,975
Unearned premiums	10,446	10,409
Claim payments outstanding	897	748
Other liabilities and accrued expenses	6,791	8,779
Long-term debt	5,659	5,640
Separate Accounts	10,603	14,929
Total liabilities	126,636	134,557

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 536 million and 563 million shares outstanding	9	9
Additional capital paid-in	3,115	3,052
Retained income	31,557	32,796
Deferred ESOP expense	(49)	(55)
Treasury stock, at cost (364 million and 337 million shares)	(15,852)	(14,574)
Accumulated other comprehensive income:
Unrealized net capital gains and losses (4)	(1,475)	888
Unrealized foreign currency translation adjustments	48	79
Net funded status of pension and other postretirement benefit obligation	(415)	(344)
Total accumulated other comprehensive (loss) income	(1,842)	623
Total shareholders’ equity	16,938	21,851
Total liabilities and shareholders’ equity	$143,574	$156,408

(1)   Increases in the short-term balance reflect actions taken to enhance liquidity position.  For further information on potential liquidity needs, see the Liquidity and Capital Management section.

(2)   Total investments include $33,390 for Property-Liability, $66,547 for Allstate Financial and $5,046 for Corporate and Other investments at September 30, 2008.  Total investments include $40,905 for Property-Liability, $74,256 for Allstate Financial and $3,819 for Corporate and Other investments at December 31, 2007.

(3)   Pre-tax unrealized net capital gains and losses at September 30, 2008 and December 31, 2007 include net gains and losses on fixed income securities of $(4,161) million and $956 million, respectively; net gains and losses on equity securities of $76 million and $990 million, respectively; and net gains and losses on derivative instruments of $(14) million and $(33) million, respectively.

(4)   After-tax unrealized net capital gains and losses at September 30, 2008 and December 31, 2007 include net gains and losses on fixed income securities of $(1,515) million and $266 million, respectively; net gains and losses on equity securities of $50 million and $644 million, respectively; and net gains and losses on derivative instruments of $(10) million and $(22) million, respectively.

Liquidity and Capital Management

Enterprise Liquidity

Allstate actively manages its liquidity levels in light of changing market, economic, and business conditions and we believe our liquidity levels are more than adequate to cover our exposures, including any potential shortfalls identified in our cash flow stress testing.  In anticipation of continued illiquidity in the financial markets, Allstate continues to take a number of additional actions to enhance our liquidity position pending a return to normal capital market conditions.  These actions include:

•                  Accumulating higher cash and short-term investment positions easily convertible to cash from asset sales, principal and interest receipts, calls, maturities and other cash inflows from our investment portfolio.

•                  Reducing our securities lending program to $1.6 billion as of September 30, 2008 from $3.4 billion as of December 31, 2007.  We expect to reduce the securities lending portfolio further in the fourth quarter.  By reducing the securities lending program, we gain additional direct access to our liquid investments.

•                  Proactively selling securities we think will become less liquid.

•                  Suspension of share repurchase program.

Management believes that these actions will provide Allstate with a greater level of flexibility necessary to operate in the current market environment.  If market conditions warrant, Allstate may take additional actions to enhance its liquidity position including:

•                  Continued retention of portfolio cash flows including approximately $5.6 billion of expected inflows from upcoming maturities, calls and interest receipts on investments over the next six months.

•                  The sale of fixed income (government, municipals and investment grade corporate bonds) and equity securities with unrealized capital gains at September 30, 2008.

Sources of liquidity include cash and short-term positions easily convertible to cash and certain other liquid investments as presented in the following table.

	Estimated As of September 30, 2008
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Consolidated (1)
Cash and short-term positions easily convertible to cash available same day/next day	$1,375	$1,915	$2,116	$5,406
Other highly liquid investments (1)	5,959	4,923	564	11,446
Other liquid investments (2)	6,751	8,776	1,062	16,589
Total liquid	$14,085	$15,614	$3,742	$33,441

(1)        Other highly liquid investments are defined as assets that are generally saleable within one week, and primarily include common equity securities of $3.5 billion, U.S. Government and agencies bonds of $2.9 billion, agency pass through securities of $1.7 billion, municipal bonds of $1.1 billion, commercial paper and money market funds of $1.1 billion and other investments of $1.1 billion.  The amounts shown in the table above represent the amount of our holdings in these assets, excluding any holdings with restrictions.

(2)        Other liquid investments are defined as assets that are saleable within one quarter, and primarily include municipal bonds of $7.1 billion, agency pass through securities of $4.2 billion, investment grade corporate bonds of $1.6 billion, short-term investments of $1.4 billion, U.S. Government and agencies bonds of $1.3 billion, and other investments of $1.0 billion.  The amounts shown in the table above represent the amount that we believe could be sold during the fourth quarter of 2008, excluding any holdings with restrictions.

The above analysis identifies the Company’s access to internal sources of liquidity.  We believe we have sufficient liquidity to address current planned needs from investments other than those for which we have asserted the intent to hold until recovery.

As of October 21, 2008, no lenders have withdrawn from our $1.00 billion unsecured revolving credit facility, which has an initial term of five years expiring in 2012 with two optional one-year extensions that can be exercised at the end of any of the remaining four years of the facility upon approval of existing or replacement lenders providing more than two thirds of the commitments to lend.  The lender group is diversified among 13 lenders with varying commitments, with the two largest commitments both being $145 million.  The commitments of the lenders are several and no lender is responsible for any other lender’s commitment if such lender fails to make a loan under the facility.  As of October 21, 2008, none of the borrowing capacity under this credit facility had been utilized.

Parent Company Capital Capacity

We have at the parent holding company level investments totaling $5.02 billion as of September 30, 2008 that can be used to support operating subsidiaries through capital contributions or intercompany borrowing arrangements and for general corporate purposes such as dividends, debt servicing and share repurchases.  These assets include highly liquid securities that are generally saleable within one week totaling $2.68 billion, additional liquid investments that are saleable within one quarter totaling $1.06 billion, and $1.28 billion of investments that trade in illiquid markets.

On October 15, 2008, our Board of Directors approved a capital contribution of up to $1.25 billion in the form of investments or cash to be made from time to time to Allstate Insurance Company (“AIC”) from The Allstate Corporation (the “Corporation”) on or before April 30, 2009.  During the fourth quarter of 2008, we intend to execute a capital contribution consisting of $1.0 billion of less liquid invested assets to AIC from the Corporation.  In addition to these transactions, approval was also received for AIC to make up to $1.25 billion of funds available to ALIC by making one or more capital contributions, by providing a guaranty or guaranties, or by purchasing one or more surplus notes or other securities by April 30, 2009.  Subject to approval by regulatory authorities, we intend for AIC to purchase surplus notes from ALIC and contribute capital to ALIC in an aggregate amount of $1.0 billion in the fourth quarter of 2008.

After the transfer of the $1.0 billion of invested assets through the capital contribution from the Corporation to AIC, investments at the parent company level will comprise highly liquid securities that are generally saleable within one week totaling $2.68 billion, liquid investments that are saleable within one quarter totaling $1.06 billion, and $282 million of investments that trade in illiquid markets.

For the remainder of 2008, we intend that no dividends will be paid by ALIC to AIC or by AIC to the Corporation.  The payment of dividends by AIC and ALIC is dependent on business conditions, income, cash requirements and other relevant factors.  The payment of dividends by AIC and ALIC without prior approval from regulatory authorities is limited to formula amounts based on net income and capital and surplus, determined in conformity with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months.  In 2009, we anticipate that AIC will pay dividends to the Corporation and will have the capacity to pay dividends currently estimated at $1.39 billion without prior regulatory approval.  We do not anticipate that ALIC will pay dividends to AIC in 2009.

Allstate has suspended our share repurchase program and do not plan to complete it by our target date of March 2009.  We will re-evaluate this program as market conditions develop in 2009.  As of September 30, 2008, we had purchased a total of 22.5 million shares at a cost of $1.07 billion and the program was approximately 53% complete.

2009 Capital Outlook

Should ALIC subsequently require the remaining approved funding of $250 million from AIC, the Corporation may contribute rated municipal bonds to AIC, which is consistent with AIC’s enterprise-wide asset allocation (“EAA”) strategy to offset the impact to AIC’s capital.  The Corporation’s net remaining investments would amount to $3.77 billion after this funding and are sufficient to meet quarterly fixed charges of approximately $275 million and $750 million of maturing debt in December 2009, if not refinanced, before considering receipt of AIC’s 2009 estimated potential dividends of $1.39 billion that can be paid without prior regulatory approval, which would increase the Corporation’s deployable assets to $3.03 billion in 2009.  These assets would be available to support operating subsidiaries’ capital and borrowing needs and for general corporate purposes as discussed previously.  Allstate Protection anticipates continuing to produce strong underwriting results in its standard auto operations while its on-going focus on homeowners catastrophe management actions serves to reduce exposure to adverse catastrophe developments.  ALIC will continue to be exposed to adverse developments in its investment portfolio and to pressures on its risk based capital ratio.  ALIC’s risk based capital ratio following the $1.00 billion capital infusion will improve to its targeted range.

The Corporation is well capitalized.  Moreover, in addition to historic external sources of capital including the debt and equity capital markets and our $1.0 billion credit facility, access to funding from additional sources, including participation in programs offered by the U.S. Treasury and other governmental organizations, are potentially available to the Corporation and its operating subsidiaries for capital and liquidity needs.

Liquidity Exposure

Contractholder funds as of September 30, 2008 were $59.32 billion, of which $57.79 billion related to Allstate Life Insurance Company and its consolidated subsidiaries (“ALIC consolidated”).   The following table summarizes ALIC’s consolidated contractholder funds by their contractual withdrawal provisions at September 30, 2008.

($ in billions)		% to Total
Not subject to discretionary withdrawal	$13.3	23.0%
Subject to discretionary withdrawal with adjustments:
Specified surrender charges (1)	25.6	44.3
Market value adjustments (2)	9.8	17.0
Subject to discretionary withdrawal without adjustments (3)	9.1	15.7
Total contractholder funds (4)	$57.8	100.0%

(1)        Includes approximately $10.9 billion of liabilities with a contractual surrender charge of less than 5% of the account balance.

(2)        Approximately $9.0 billion of the contracts with market value adjusted surrenders have a 30-45 day period during which there is no surrender charge or market value adjustment.

(3)        Includes extendible funding agreements backing medium-term notes outstanding with a par value of $830 million with a contractually specified final maturity date in 2013 that were extended by the contractholders at the most recent election date in September 2008.  The next extension election for these contracts will occur in December 2008.

(4)        Includes approximately $1.1 billion of contractholder funds on variable annuities reinsured to Prudential effective June 1, 2006.

Retail life and annuity products may be surrendered by customers for a variety of reasons.  Reasons unique to individual customers include a current or unexpected need for cash or a change in life insurance coverage needs.  Other key factors that may impact the likelihood of customer surrender include the level of the contract surrender charge, the length of time the contract has been in force, distribution channel, market interest rates, equity market conditions and potential tax implications.  In addition, the propensity for retail life insurance policies to lapse is lower than it is for fixed annuities because of the need for the insured to be re-underwritten upon policy replacement.  Surrenders and partial withdrawals for our retail annuities have decreased 21.7% and 10.7% in the third quarter and first nine months of 2008, respectively, compared to the same periods of 2007.  The annualized surrender and partial withdrawal rate on deferred annuities and interest-sensitive life insurance products, based on the beginning of period contractholder funds, was 9.8% and 10.9% for the first nine months of 2008 and 2007, respectively.  Although generally paid promptly following receipt of requests for cash surrenders, Allstate Financial generally has up to six months in most states to pay contractholder cash surrender requests.

Our institutional products are primarily funding agreements backing medium-term notes.  As of September 30, 2008, total institutional products outstanding were $9.98 billion, of which $830 million are subject to an acceleration of maturity with a ten month notice requirement.  The remainder is not subject to an acceleration of maturity.  The following table presents the scheduled maturities for our institutional products outstanding as of September 30, 2008.

($ in millions)
Fourth quarter 2008	$970
2009 (1)	3,249
2010	3,128
2011	760
2012	40
2013	1,750
2016	85
$9,982

(1)        Included in 2009 are extendible funding agreements backing medium-term notes outstanding of $830 million with a contractually specified final maturity date in 2013 that were extended by the contractholders at the most recent election date in September 2008.  The next extension election for these contracts will occur in December 2008.

Our asset-liability management practices limit the differences between the cash flows generated by our investment portfolio and the expected cash flow requirements of our life insurance, annuity and institutional product obligations.

We performed a sensitivity analysis on our over-the-counter (“OTC”) derivative collateral requirements by assuming a hypothetical reduction in our Standard & Poor’s insurance financial strength ratings from AA to A and a 100 basis point decline in interest rates.  The analysis indicated that we would have to post an estimated $237 million in additional collateral with approximately 99% attributable to ALIC consolidated.  The selection of these hypothetical scenarios should not be construed as our prediction of future events, but only as an illustration of the estimated potential effect of such events.  We also actively manage our counterparty credit risk exposure by monitoring the level of collateral posted by our counterparties with respect to our receivable positions.

Catastrophe Losses, Reinsurance and Exposure Management

Catastrophe losses for the third quarter and the first nine months of 2008 were $1.8 billion and $3.1 billion, respectively, and include estimates of losses for Hurricanes Ike and Gustav among other events.  This compares to catastrophe losses for the third quarter and first nine months of 2007 of $343 million and $937 million, respectively.  Hurricane Ike is expected to be among the top three costliest U.S. hurricanes along with Hurricane Katrina of 2005 and Hurricane Andrew of 1992.  Losses from Hurricane Ike were incurred in multiple states.  Hurricane Ike losses in Texas were estimated to be $619 million and losses in all other states, which primarily included losses in Ohio and Kentucky, were estimated to be $325 million.  Hurricane Gustav is also expected to be among the top 10 costliest U.S. hurricanes.  Catastrophe loss estimates include losses for approximately 172 thousand and 77 thousand claims for Hurricanes Ike and Gustav, respectively, on our auto, homeowners, commercial and other insurance products.  These estimated claim counts include 115 thousand and 58 thousand for Hurricanes Ike and Gustav, respectively, that have been reported as of October 10, 2008.

Catastrophe losses for the third quarter of 2008 also include assessments totaling $75 million from the Texas Windstorm Insurance Association (“TWIA”) for our estimated share of losses for Hurricanes Dolly and Ike.  We expect to recover $35 million of the assessment relating to Hurricane Ike through premium tax credits over the next five years, with the remaining $30 million from Ike recoverable under our reinsurance agreements.

The following table presents our catastrophe losses related to events that occurred in the third quarter of 2008 by the size of the event.

	Three months ended September 30, 2008 (Est.)
($ in millions)	Number of Events		Claims and Claims Expense		Combined ratio impact	Average Catastrophe Loss per Event
Size of Catastrophe
Greater than $250 million:
Hurricane Ike (net of recoveries)	1	2.9%	$944	52.0%	13.9	$944
Hurricane Gustav	1	2.9	459	25.3	6.8	459
$100 million to $250 million	—	—	—	—	—	—
$50 million to $100 million	1	2.9	64	3.5	1.0	64
Less than $50 million	32	91.3	274	15.1	4.0	9
Total third quarter events	35	100.0%	1,741	95.9	25.7	50
Prior year reserve reestimates			(3)	(0.2)	(0.1)
Prior quarter reserve reestimates			78	4.3	1.2
Total catastrophe losses			$1,816	100.0%	26.8

In the period 1995 through September 30, 2008, we incurred catastrophe losses of $21.4 billion related to 894 events.  Of these total losses, 42.8% related to 11 events with losses greater than $250 million per event, 7.7% related to 11 events with losses between $100 million and $250 million per event, 11.0% related to 34 events with losses between $50 million and $100 million per event, and 38.5% related to 838 events with losses less than $50 million per event.

The following table presents our catastrophe losses incurred in the third quarter of 2008 by the type of event.

	Three months ended September 30,
($ in millions)	Est. 2008	# Events	2007	# Events
Hurricanes/Tropical Storms	$1,484	5	$12	3
Tornadoes	7	1	88	2
Wind/Hail	243	24	126	16
Other events	7	5	—	—
Prior year reserve reestimates	(3)		57
Prior quarter reserve reestimates	78		60

Total Catastrophe losses	$1,816	35	$343	21

Our personal lines catastrophe reinsurance program was designed, utilizing our risk management methodology, to address our exposure to catastrophes nationwide.  Our program provides reinsurance protection to us for catastrophes including storms named or numbered by the National Weather Service, wildfires, earthquakes and fires following earthquakes.  During the third quarter of 2008, the loss retention limits on our Texas catastrophe reinsurance agreements were surpassed.  Accordingly, during the third quarter, we recorded reinsurance recoverables of $246 million related to these agreements.

We continue to take actions to maintain an appropriate level of exposure to catastrophic events, including the following:

•     We have reduced policies in force in all coastal management areas thereby lowering hurricane exposures. This includes Texas and Louisiana where the combination of reduced policies in force and ceded wind coverage in the coastal regions reduced our loss exposures to wind by 42% and 33%, respectively, below 2006 levels.

•     We have increased our utilization of wind storm pools, including in Texas where we are ceding all wind exposure related to insured property located in all wind pool eligible areas along the coast including the Galveston Islands.

•     We have ceased writing new business in California.  We will continue to renew current policyholders and have a renewal ratio of approximately 90% in California.

•     Encompass Floridian Insurance and Encompass Floridian Indemnity Company filed a formal notification with the Florida Office of Insurance Regulation (“OIR”) to discontinue providing property insurance in the State of Florida.  No further actions can be taken until the OIR has approved this action or the approval period has expired with approval automatically granted.

•     We ceased offering renewals on certain homeowners insurance policies in New York in certain down-state geographical locations.  The level of non-renewals in New York is governed by state statute.

Discontinued Lines and Coverages Reserves

The Discontinued Lines and Coverages segment includes results from insurance coverages that we no longer write and results for certain commercial and other businesses in run-off.  Our exposure to asbestos, environmental and other discontinued lines claims is reported in this segment.  We have assigned management of this segment to a designated group of professionals with expertise in claims handling, policy coverage interpretation and exposure identification.

Summarized underwriting results for the three months and nine months ended September 30, are presented in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2008	2007	Est. 2008	2007
Premiums written	$—	$—	$—	$—
Premiums earned	—	—	—	—
Claims and claims expense	(6)	(70)	(13)	(31)
Operating costs and expenses	(2)	(1)	(5)	(5)
Underwriting loss	$(8)	$(71)	$(18)	$(36)

Underwriting losses of $8 million in the third quarter of 2008 were primarily related to a $8 million unfavorable reestimate of asbestos reserves and a $13 million unfavorable reestimate of other reserves, partially offset by a $16 million reduction of our bad debt allowance.  These changes occurred as we completed our annual review using established industry and actuarial “grounds up” best practices.  In the third quarter of 2007, unfavorable asbestos reserve reestimates totaled $6 million and unfavorable environmental reserve reestimates totaled $63 million.

Reserve additions for asbestos claims totaling $8 million in the third quarter of 2008 were primarily for products-related coverage.  Reserves for asbestos claims were $1.24 billion and $1.30 billion, net of reinsurance recoverables of $709 million and $752 million, at September 30, 2008 and December 31, 2007, respectively.  We continue to be encouraged that the pace of industry claim activity has slowed, reflecting various state legislative actions and increased legal scrutiny of the legitimacy of claims.  Incurred but not reported claims (“IBNR”) represent 65% of total net asbestos reserves, the same as at December 31, 2007.  IBNR provides for estimated probable future unfavorable reserve development of known claims and future reporting of additional unknown claims from current and new policyholders and ceding companies.  In the third quarter of 2007, our review resulted in reserve additions totaling $6 million primarily for products-related coverage.

For environmental exposures, our 2008 “grounds up” review resulted in essentially no change in estimated reserves as we experienced normal claim activity.  Reserves for environmental claims were $208 million and $232 million, net of reinsurance recoverables of $59 million and $107 million, at September 30, 2008 and December 31, 2007, respectively.  IBNR represents 62% of total net environmental reserves, seven points higher than at December 31, 2007.  In the third quarter of 2007, our review resulted in $63 million of unfavorable reserve reestimates related to site-specific remediations where the clean-up cost estimates and responsibility for the clean-up were more fully determined.

As of September 30, 2008, the allowance for uncollectible reinsurance was $168 million, or approximately 16% of total recoverables from reinsurers in the Discontinued Lines and Coverages segment, compared to $185 million or 16% of total recoverables as of December 31, 2007.

We believe that our reserves are appropriately established based on assessments of pertinent factors and characteristics of exposure (e.g. claim activity, potential liability, jurisdiction, products versus non-products exposure) presented by individual policyholders, assuming no change in the legal, legislative or economic environment.

Investments

Investment Risk Mitigation and Return Optimization

As we concluded the third quarter of 2008, we modified our outlook to a more severe and prolonged downturn in the global financial markets and economy, which represents a significant change from our assessment of the economy in the second quarter.  We expect continued volatility in the financial markets, significantly reduced liquidity in certain asset classes and unfavorable economic trends.  In addition, the potential for systemic investment supply and demand imbalances has remained above normal due to the deteriorating credit strength of financial institutions and eroding investor confidence.

During the third quarter, reflecting decisions made and reported at the end of the second quarter, we pursued risk mitigation and return optimization programs to protect portfolio value. As part of these programs, hedges were implemented during the third quarter to mitigate portfolio interest rate risk, credit spread risk, and equity market valuation declines. These performed as intended.  Our equity market portfolio hedge, for example, helped mitigate the impact of a 9% market decline on a large portion of our publicly traded equities portfolio. As of June 30, 2008, we held $8.2 billion of investments for which we had changed our intent to hold to recovery. These investments included $1.8 billion of equity securities effectively carried on a lower of cost or fair value basis due to the nature of the investment management style employed.  Excluding these equity securities, investments for which we changed our intent to hold to recovery as of June 30, 2008 totaled $6.4 billion and included $3.3 billion that we believed to be vulnerable to significant additional credit and pricing pressures, $2.4 billion of securities to be sold in connection with our EAA program and $688 million related to individual securities.  During the third quarter of 2008, we sold $2.7 billion of these securities and total investments for which we changed our intent to hold to recovery totaled $3.9 billion as of September 30, 2008, excluding equity securities carried on a lower of cost or fair value basis.

As a part of our risk mitigation and return optimization activities, we have taken the following actions:

•                  Developed a tactical positioning in liquid assets and assets that we can sell without significant loss. See Liquidity and Capital Management section of this document for more detail.

•                  Continued to reduce exposure in assets other than those for which we have asserted an intent to hold until recovery where we have credit concerns or where there has been a significant change in facts and circumstances.

•                  Our exposure to financial-related market sectors decreased to $10.3 billion as of September 30, 2008 from $14.3 billion as of December 31, 2007, primarily as a result of targeted sales and declines in fair value.

•                  Our exposure to residential and commercial real estate market sectors decreased to $24.8 billion as of September 30, 2008 from $31.5 billion as of December 31, 2007 as a result of targeted sales and declines in fair value.

•                  Reduced short-term investing in financial institutions.

•                  Reduced overall counterparty exposure, replacing OTC derivatives transactions used as stock market hedges with exchange traded instruments where available and, in one case, terminating a counterparty relationship.

•                  During the third quarter, we sold $592 million of government securities and recognized realized capital gains of $132 million.  In addition, through October 20, 2008, we sold government securities with a carrying value of $506 million on which we realized capital gains of $87 million.

We continue to monitor the progress of these programs as market and economic conditions develop and will adapt our decisions as appropriate.  Our continuing focus is to manage our risks and to position our portfolio to take advantage of market opportunities while attempting to mitigate further adverse effects consistent with our intent designation.

Funds raised from sales of securities will eventually be invested in accordance with our asset-liability management and EAA strategies. These strategies identify risks and return needs across Allstate and consider cross-correlation impacts in determining an efficient mix of assets for the enterprise as a whole.  Subject to the return of more normal market conditions, we expect to increase our allocations to municipal bonds and foreign equities. To the extent markets remain unstable, however, we intend to deploy funds available for reinvestment in high quality, shorter term, and lower-risk investments.  Net investment income may be lower as a function of current yields available on these investments as well as somewhat higher short term balances.

Investment Expenses

Consolidated investment expenses decreased $67 million in the quarter primarily due to lower expenses associated with a lower amount of collateral received in connection with securities lending transactions.  The average amount of collateral held in connection with securities lending was approximately $2.5 billion in the third quarter of 2008, compared to approximately $4.6 billion in the third quarter of 2007, as a result of actions to reduce our securities lending balances.

Securities Experiencing Illiquid and Disrupted Markets

During the third quarter of 2008, certain financial markets continued to experience price declines due to market and liquidity disruptions.  We experienced this illiquidity and disruption particularly in our Prime, Alt-A, CRE CDO, ABS RMBS, ABS CDO and other CDO portfolios.  These portfolios totaled $5.5 billion, or approximately 5% of our total investments at September 30, 2008.  Other securities markets, including certain other asset-backed and real estate-backed securities markets, experienced illiquidity, but to a lesser degree.

We determine the fair values of securities comprising these illiquid portfolios by obtaining information from an independent third-party valuation service provider, brokers and other sources. We confirmed the reasonableness of the fair value of these portfolios as of September 30, 2008 by analyzing available market information including, but not limited to, collateral quality, anticipated cash flows, credit enhancements, default rates, loss severities, securities’ relative position within their respective capital structures, and credit ratings from statistical rating agencies.

Impairments for the third quarter of 2008 included write-downs on our other CDO totaling $170 million, Alt-A totaling $107 million, ABS RMBS totaling $12 million and CRE CDO totaling $3 million for a total of $292 million.  Change in intent write-downs included losses on our ABS RMBS totaling $82 million, CRE CDO totaling $51 million, Alt-A totaling $34 million and Prime totaling $5 million for a total of $172 million.

The unrealized net capital losses as of September 30, 2008 on our illiquid portfolios are detailed in the following table.

($ in millions)	Par Value (2)	Amortized Cost (1) (2)	% Amortized Cost to Par Value	Fair Value	% Fair Value to Par Value	Unrealized Gain/Loss
Mortgage-backed securities
Prime	$895	$880	98.3%	$770	86.0%	$(110)
Alt-A	1,119	818	73.1	699	62.5	(119)

Commercial mortgage-backed securities
CRE CDO	341	115	33.7	116	34.0	1

Asset-backed securities
ABS RMBS	3,823	3,343	87.4	2,591	67.8	(752)
ABS CDO	137	11	0.8	8	5.8	(3)
Other CDO	2,300	2,048	89.0	1,362	59.2	(686)

Total	$8,615	$7,215	83.7	$5,546	64.4	$(1,669)

(1)        Amortized cost includes other-than-temporary impairment charges, as applicable.

(2)        The difference between par value and amortized cost of $1.4 billion is primarily attributable to write-downs.  Par value has been reduced by principal payments.

Unrealized net capital losses as of September 30, 2008 included $110 million on Prime, $119 million on Alt-A, $752 million on ABS RMBS, $3 million on ABS CDO and $686 on other CDO, for a total of $1.7 billion.  Unrealized net capital gains as of September 30, 2008 included $1 million on the CRE CDO.

Securities included in our illiquid portfolios with a fair value less than 70% of amortized cost are shown in the following table.

($ in millions)	Fair Value	Unrealized Gain/Loss
Mortgage-backed securities
Prime	$12	$(6)
Alt-A	45	(30)

Commercial mortgage-backed securities
CRE CDO	—	—

Asset-backed securities
ABS RMBS	495	(538)
ABS CDO	2	(1)
Other CDO	667	(569)

Total	$1,221	$(1,144)

We continue to believe that the unrealized losses on these securities are not necessarily predictive of the ultimate performance of the underlying collateral.  In the absence of further deterioration in the collateral relative to our positions in the securities’ respective capital structures, which could be other-than-temporary, the unrealized losses should reverse over the remaining lives of the securities.

Information about certain of our collateralized securities and their financial ratings is presented in the table below.

($ in millions)	Est. Fair value at September 30, 2008	% to Total Investments	Aaa	Aa	A	Baa	Ba or lower
Mortgage-backed securities
U.S. Agency	$3,443	3.3%	99.9%	0.1%	—	—	—
Prime	770	0.7	99.7	0.3	—	—	—
Alt-A	699	0.7	96.1	3.7	0.2%	—	—

Other	5	—	—	100.0	—	—	—
Total mortgage-backed securities	$4,917	4.7%

Commercial mortgage-backed securities
Commercial mortgage-backed securities	$5,093	4.9%	84.5	12.5	2.3	0.7%	—
CRE CDO	116	0.1	23.3	26.7	32.8	16.4	0.8%
Total Commercial mortgage-backed securities	$5,209	5.0%

Asset-backed securities
ABS RMBS	$2,591	2.5%	48.4	30.0	9.4	6.9	5.3
ABS CDO	8	—	—	—	—	—	100.0
Total asset-backed securities collateralized by sub-prime residential mortgage loans	2,599	2.5

Other collateralized debt obligations:
Cash flow collateralized loan obligations (“CLO”)	891	0.8	34.6	22.6	31.9	7.7	3.2
Synthetic CDO	126	0.1	22.2	29.4	21.4	27.0	—
Trust preferred CDO	100	0.1	72.0	28.0	—	—	—
Market value CDO	94	0.1	—	25.5	31.9	42.6	—
Project finance CDO	49	—	—	26.5	53.1	20.4	—
CDOs that invest in other CDOs (“CDO squared”)	24	—	—	29.2	70.8	—	—
Collateralized bond obligations	28	—	—	—	14.3	42.9	42.8
Other CLO	50	0.1	100.0	—	—	—	—
Total other collateralized debt obligations	1,362	1.2%	33.6	22.8	28.5	12.1	3.0
Other asset-backed securities	1,228	1.2	43.0	18.6	24.4	8.6	5.4
Total ABS	$5,189	4.9%

The cash flows of the underlying mortgages or collateral for MBS, CRE CDO and ABS are generally applied in a pre-determined order and are designed so that each security issued qualifies for a specific original rating.  The security issue is typically referred to as the “class”.  For example, the “senior” portion or “top” of the capital structure which would originally qualify for a rating of Aaa is referred to as the “Aaa class” and typically has priority in receiving the principal repayments on the underlying mortgages.  In addition, the portion of the capital structure originally rated Aaa may be further divided into multiple sub-classes, “super senior”, “senior”, “senior support” for Prime and Alt-A issues, “first”, “second”, “third” for ABS RMBS, “senior” or “junior” for trust preferred CDO issues.  The sub-classes may receive principal repayments on a sequential or pro-rata payment basis depending upon the structure.  In a sequential structure, underlying collateral principal repayments are directed to the most senior rated Aaa class in the structure until paid in full, after which principal repayments are directed to the next most senior Aaa class in the structure until it is paid in full.  Although the various Aaa classes may receive principal sequentially, they may share any losses from the underlying collateral on a pro-rata basis after losses are absorbed by classes with lower original ratings or what may be referred to as more “junior” or “subordinate” securities in the capital structure.  The underlying mortgages have fixed interest rates, variable interest rates (such as adjustable rate mortgages (“ARM”)) or are hybrid meaning that they contain features of both fixed and variable rate mortgages.

Prime are collateralized by residential mortgage loans issued to prime borrowers. Prime primarily comprise fixed rate, seasoned mortgages, originally in the Aaa class of the capital structure.  Changes during the third quarter of 2008 in Prime and characteristics of the portfolio:

•                  $390 million or 50.6% were issued during 2005, 2006 and 2007.

•                  We collected $26 million of principal repayments consistent with the expected cash flows.

•                  We sold $108 million upon which we recognized a loss of $20 million.

•                  No impairment write-downs were recorded during the third quarter of 2008.  $5 million of change in intent write-downs were recorded.

•                  As of September 30, 2008, net unrealized losses on Prime totaled $110 million.

•                  Fair value represents 87.5% of the amortized cost of these securities.  Prime securities with a fair value less than 70% of amortized cost totaled $12 million, with unrealized losses of $6 million.

•                  Fixed rate mortgages comprise 72.3% of our Prime holdings and 99.7% of our Prime holdings are in the Aaa class.
The following table shows our portfolio by vintage, based upon our participation in the capital structure.

($ in millions)

	Vintage Year
Capital structure classification (2)	2007	2006	2005	Pre- 2005	Fair Value	Amortized Cost (1)	Unrealized Gain/Loss

Aaa – Fixed rate
Super Senior	$—	$17	$—	$45	$62	$69	$(7)
Senior	111	56	101	221	489	553	(64)
Senior Support	—	—	—	4	4	5	(1)
	111	73	101	270	555	627	(72)

Aaa – Hybrid
Super Senior	14	4	66	11	95	117	(22)
Senior	—	—	9	97	106	118	(12)
Senior Support	—	—	12	—	12	15	(3)
	14	4	87	108	213	250	(37)

Aa – Fixed rate
Senior support	—	—	—	2	2	3	(1)

Total	$125	$77	$188	$380	$770	$880	$(110)

(1)	Amortized cost includes other than temporary impairment charges, as applicable.
(2)	May not be consistent with current ratings due to downgrades.

Alt-A can be issued by trusts backed by pools of residential mortgages with either fixed or variable interest rates.  The mortgage pools can include residential mortgage loans issued to borrowers with stronger credit profiles than sub-prime borrowers, but who do not qualify for prime financing terms due to high loan-to-value ratios or limited supporting documentation.  Changes during the third quarter of 2008 in our Alt-A holdings and characteristics of the portfolio:

•                  $516 million or 73.8% were issued during 2005, 2006 and 2007.

•                  We collected $28 million of principal repayments consistent with the expected cash flows.

•                  We sold $79 million upon which we recognized a loss of $22 million.

•                  $107 million of impairment write-downs were recorded due to further expected deterioration in the performance of the underlying collateral. In addition, $34 million of change in intent write-downs were recorded.

•                  As of September 30, 2008, net unrealized losses on Alt-A totaled $119 million.

•                  Fair value represents 85.5% of the amortized cost of these securities. Alt-A securities with a fair value less than 70% of amortized cost totaled $45 million, with unrealized losses of $30 million.

•      The following table shows our portfolio by vintage, based upon our participation in the capital structure.

($ in millions)

	Vintage Year
Capital structure classification (2)	2007	2006	2005	Pre- 2005	Fair Value	Amortized Cost (1)	Unrealized Gain/Loss

Aaa – Fixed rate
Super Senior	$—	$28	$38	$—	$66	$86	$(20)
Senior	27	101	88	149	365	441	(76)
Senior Support	38	4	—	—	42	42	—
	65	133	126	149	473	569	(96)

Aaa – Hybrid
Super Senior	—	24	2	—	26	37	(11)
Senior	—	—	11	11	22	28	(6)
Senior Support	6	8	18	7	39	43	(4)
	6	32	31	18	87	108	(21)

Aaa – Option Adjustable Rate Mortgage
Super Senior	17	—	6	—	23	23	—
Super senior - Mid	10	14	—	—	24	25	(1)
Senior	—	—	9	—	9	9	—
Senior Support	26	24	2	1	53	56	(3)
Subordinate	—	—	3	—	3	2	1
	53	38	20	1	112	115	(3)

Aa – Fixed rate
Senior Support	—	7	3	—	10	10	—

Aa – Option Adjustable Rate Mortgage
Subordinate	—	—	1	15	16	15	1

A and lower
Other	—	1	—	—	1	1	—

Total	$124	$211	$181	$183	$699	$818	$(119)

(1)   Amortized cost includes other than temporary impairment charges, as applicable.

(2)   May not be consistent with current ratings due to downgrades.

CRE CDO are investments secured primarily by commercial mortgage-backed securities and other commercial mortgage debt obligations.  These securities are generally less liquid and have a higher risk profile than other commercial mortgage-backed securities.  Changes during the third quarter of 2008 in our CRE CDO holdings and characteristics of the portfolio:

•      $109 million or 94.0% were issued during 2005, 2006 and 2007.

•      We collected $2 million of principal repayments consistent with the expected cash flows.

•      We sold $197 million upon which we recognized a loss of $9 million.

•      $3 million of impairment write-downs were recorded during the third quarter of 2008. In addition, $51 million of change in intent write-downs were recorded.

•      As of September 30, 2008, net unrealized gains on CRE CDO totaled $1 million.

•      Fair value represents 100.9% of the amortized cost of these securities.

•      The following table shows our portfolio by vintage, based upon our participation in the capital structure.

($ in millions)

	Vintage Year
Capital structure (1)	2007	2006	2005	Pre- 2005	Fair Value	Amortized Cost (2)	Unrealized Gain/Loss

Aaa	$11	$16	$—	$—	$27	$27	$—
Aa	4	25	—	2	31	31	—
A	9	15	11	3	38	38	—
Baa	3	7	7	2	19	18	1
Ba or lower	—	—	1	—	1	1	—
Total	$27	$63	$19	$7	$116	$115	$1

(1)   Consistent with current ratings.

(2)   Amortized cost includes other than temporary impairment charges, as applicable.

ABS RMBS includes securities that are collateralized by mortgage loans issued to borrowers that cannot qualify for Prime or Alt-A financing terms due in part to weak or limited credit history.  Changes during the third quarter of 2008 in our ABS RMBS holdings and characteristics of the portfolio:

•      $2.1 billion or 81.1% were issued during 2005, 2006 and 2007, with 55.6% of these securities rated Aaa, 23.7% rated Aa, 6.7% rated A, 8.2% rated Baa and 5.8% rated Ba or lower.

•      We collected $145 million of principal repayments consistent with the expected cash flows.

•      We sold $80 million upon which we recognized a loss of $15 million.

•      $12 million of impairment write-downs were recorded due to expected deterioration in the performance of the underlying collateral. In addition, $82 million of change in intent write-downs were recorded.

•      As of September 30, 2008, net unrealized losses on ABS RMBS totaled $752 million.

•      Fair value represents 77.5% of the amortized cost of these securities. ABS RMBS securities with a fair value less than 70% of amortized cost totaled $495 million, with unrealized losses of $538 million.

•      The following table presents our non-insured and insured ABS RMBS at September 30, 2008 by Moody’s equivalent rating.

($ in millions)	Fair Value	Amortized Cost (1)	Unrealized Gain/Loss
Non-Insured (2)
Aaa	$1,186	$1,287	$(101)
Aa	626	832	(206)
A	147	242	(95)
Baa	61	85	(24)
Ba or Lower	56	84	(28)
Total Non-Insured ABS RMBS	2,076	2,530	(454)

Insured (2)
Aaa	67	105	(38)
Aa	151	200	(49)
A	96	191	(95)
Baa	119	204	(85)
Ba or Lower	82	113	(31)
Total Insured ABS RMBS	515	813	(298)
Total ABS RMBS	$2,591	$3,343	$(752)

(1)   Amortized cost includes other than temporary impairment charges, as applicable.

(2)   May not be consistent with current ratings due to downgrades.

•      When buying ABS RMBS securities from 2006 and 2007 vintages, we concentrated our holdings in securities that were senior or at the top of the structure and that were generally within the first three Aaa sub-classes of the capital structure, as it was expected that, in the unlikely event of losses in the underlying collateral, these sub-classes within the Aaa class would likely either be paid in full or receive substantial principal repayments before underlying mortgage losses would breach that level.  However, when the underlying mortgage product was fixed-rate in nature, which we assessed to have stronger underwriting origination standards than variable rate collateral, we invested somewhat lower in the capital structure, such as securities below the first three Aaa sub-classes.  The vast majority of our ABS RMBS from 2006 and 2007 are concentrated within originally rated Aaa or Aa securities.

•      The below table includes approximately $2.0 billion of non-insured ABS RMBS, representing 82.5% of amortized cost, which are collateralized primarily by first lien residential mortgage loans.  The following table includes first lien non-insured ABS RMBS by vintage, the interest rate characteristics of the underlying mortgage product and our participation in the capital structure, which is supplemental information to the $2.1 billion of non-insured ABS RMBS provided in the table above.

($ in millions)

	2007				2006				2005
Capital structure classification (3)	Variable Rate	Fixed Rate	Total Fair Value	Total Amortized Cost (1)	Variable Rate	Fixed Rate	Total Fair Value	Total Amortized Cost (1)	Variable Rate	Fixed Rate	Total Fair Value	Total Amortized Cost (1)

First or Second Aaa class	$118	$37	$155	$169	$367	$18	$385	$411	$21	$5	$26	$28
Third Aaa class	15	—	15	14	151	61	212	255	14	39	53	55
Fourth Aaa class	—	—	—	—	—	—	—	—	—	—	—	—
Last cash flow Aaa class	14	—	14	14	15	7	22	43	27	15	42	44
Other Aaa (2)	23	100	123	122	4	78	82	90	52	47	99	104
Total Aaa	170	137	307	319	537	164	701	799	114	106	220	231
Aa	5	79	84	214	5	16	21	36	172	30	202	268
A	—	4	4	10	—	5	5	7	2	11	13	21
Baa	—	—	—	—	—	1	1	2	—	—	—	—
Total First Lien Non-Insured ABS RMBS	$175	$220	$395	$543	$542	$186	$728	$844	$288	$147	$435	$520

($ in millions)

	Pre-2005				Total
Capital structure classification (3)	Variable Rate	Fixed Rate	Total Fair Value	Total Amortized Cost (1)	Variable Rate	Fixed Rate	Total Fair Value	Total Amortized Cost (1)	Unrealized Gain/Loss

First or Second Aaa class	$—	$1	$1	$—	$506	$61	$567	$608	$(41)
Third Aaa class	4	—	4	4	184	100	284	328	(44)
Fourth Aaa class	—	—	—	—	—	—	—	—	—
Last cash flow Aaa class	12	11	23	23	68	33	101	124	(23)
Other Aaa (2)	—	25	25	26	79	250	329	342	(13)
Total Aaa	16	37	53	53	837	444	1,281	1,402	(121)
Aa	235	43	278	314	417	168	585	832	(247)
A	73	8	81	113	75	28	103	151	(48)
Baa	—	—	—	—	—	1	1	2	(1)
Total First Lien Non-Insured ABS RMBS	$324	$88	$412	$480	$1,329	$641	$1,970	$2,387	$(417)

(1)   Amortized cost includes other than temporary impairment charges, as applicable.

(2)   Includes primarily pass-through securities and “NAS” bonds.  NAS bonds are typically locked out from receiving principal prepayments for a specified period of time after which they receive prepayment allocations according to a specified formula.

(3)   May not be consistent with current ratings due to downgrades.

•      We also own approximately $106 million of second lien non-insured ABS RMBS, representing 74.1% of amortized cost.  Approximately $50 million, or 47.2%, of this portfolio are 2006 and 2007 vintage years.

•      The following table shows our insured ABS RMBS portfolio at September 30, 2008 by bond insurer and vintage year for first lien and second lien collateral.

	Vintage Year
($ in millions)	2007	2006	2005	Pre- 2005	Fair Value	Amortized Cost (1)	Unrealized Gain/Loss
First Lien:
Ambac Financial Group, Inc. (“AMBAC”)	$—	$5	$56	$4	$65	$82	$(17)
CIFG Holding (“CIFG”)	—	7	—	—	7	6	1
Financial Guarantee Insurance Company (“FGIC”)	19	8	14	12	53	77	(24)
Financial Security Assurance Inc. (“FSA”)	25	—	5	—	30	31	(1)
MBIA, Inc. (“MBIA”)	—	—	7	—	7	7	—
Total First Lien	44	20	82	16	162	203	(41)

Second Lien:
AMBAC	9	44	3	22	78	107	(29)
FGIC	13	83	52	—	148	238	(90)
FSA	16	7	—	—	23	61	(38)
MBIA	83	11	—	2	96	191	(95)
XL Capital Assurance Inc. (“XLCA”)	8	—	—	—	8	13	(5)
Total Second Lien	129	145	55	24	353	610	(257)
Total Insured ABS RMBS	$173	$165	$137	$40	$515	$813	$(298)

(1) Amortized cost includes other than temporary impairment charges, as applicable.

ABS CDO are securities collateralized by a variety of residential mortgage-backed securities and other securities, which may include sub-prime RMBS.  Changes during the third quarter of 2008 in our ABS CDO holdings and characteristics of this portfolio:

•      There were no impairment write-downs recorded during the third quarter of 2008.

•      As of September 30, 2008, unrealized losses on ABS CDO totaled $3 million.

•      Fair value represents 72.7% of the amortized cost of these securities.  ABS CDO securities with a fair value less than 70% of amortized cost totaled $2 million, with unrealized losses of $1 million.

Other CDO totaled $1.4 billion and 97.0% are rated investment grade at September 30, 2008. Other CDO consist primarily of obligations secured by high yield and investment grade corporate credits. Changes during the third quarter of 2008 in our other CDO holdings and characteristics in this portfolio:

•      We collected $4 million of principal payments consistent with the expected cash flows.

•      We sold $2 million upon which we recognized a gain of $1 million.

•      Impairment write-downs were $170 million.  There were no change in intent write-downs recognized.

•      Fair value represents 66.5% of the amortized cost of these securities.  Other CDO securities with a fair value less than 70% of amortized cost totaled $667 million, with unrealized losses of $569 million.

Details concerning certain of the more significant components of other CDO are as follows:

Cash flow CLO are structures where the underlying assets are primarily comprised of below investment grade senior secured corporate loans.  The collateral is actively managed by external managers that monitor the collateral performance.  The underlying investments are well diversified across industries and among issuers and there have been no downgrades in the portfolio.

Cash flow CLO issues differ by seniority, issuing notes with various capital structure classification (i.e. Aaa, Aa, A, etc.) as well as equity.  Approximately 89% of our cash flow CLO investments were A rated or higher tranches at origination.  Changes during the third quarter of 2008 in our cash flow CLO holdings and characteristics of this portfolio:

•                  We collected $1 million of principal repayments consistent with the expected cash flows.

•                  We sold $1 million of cash flow CLO.

•                  There were no impairment or change in intent write-downs recognized.

•                  Fair value represents 70.8% of the amortized cost of these securities. Cash flow CLO securities with a fair value less than 70% of amortized cost totaled $390 million, with unrealized losses of $270 million.

•                  The following table shows our cash flow CLO portfolio at September 30, 2008 by vintage year, based upon our participation in the capital structure.

($ in millions)

Capital	Vintage Year
Structure					Pre-	Fair	Amortized	Unrealized
Classification (1)	2008	2007	2006	2005	2005	Value	Cost	Gain/Loss
Aaa	$—	$—	$89	$60	$159	$308	$350	$(42)
Aa	5	77	89	13	17	201	295	(94)
A	2	69	72	56	85	284	455	(171)
Baa	2	—	16	29	22	69	103	(34)
Ba or below	—	12	5	4	8	29	55	(26)
Total	$9	$158	$271	$162	$291	$891	$1,258	$(367)

(1)  May not be consistent with current ratings due to downgrades.

Synthetic CDO primarily are structured securities collateralized by corporate credit default swaps (“CDS”) which are also collateralized by Aaa rated LIBOR-based securities (i.e. “fully funded” synthetic CDO).  Approximately 52% of the portfolio is rated Aa or better.  Our synthetic CDO collateral primarily is actively managed by an external manager monitoring the CDS selection and performance.  Ongoing performance has been consistent with expectations.  Changes during the third quarter of 2008 in our Synthetic CDO holdings and characteristics of this portfolio:

•                  Synthetic CDO only generate principal repayments at maturity and the average remaining life of the portfolio is approximately 6.5 years. There were no maturities during the third quarter.

•                  We had no sales of synthetic CDOs.

•                  $170 million of impairment write-downs were recorded during the third quarter of 2008. In addition, there were no change in intent write-downs recorded.

•                  Fair value represents 56.3% of the amortized cost of these securities. Synthetic CDO securities with a fair value less than 70% of amortized cost totaled $91 million, with unrealized losses of $99 million.

•                  The following table shows our synthetic CDO at September 30, 2008 by vintage year, based upon our participation in the capital structure.

($ in millions)

Capital Structure	Vintage Year		Fair	Amortized	Unrealized
Classification (1)	2007	2006	Value	Cost	Gain/Loss
Aaa	$28	$—	$28	$59	$(31)
Aa	16	21	37	61	(24)
A	13	14	27	60	(33)
Baa	26	8	34	44	(10)
Total	$83	$43	$126	$224	$(98)

(1) May not be consistent with current ratings due to downgrades.

•                  Trust preferred CDO are securities collateralized by preferred securities issued by a diversified portfolio of domestic banks and other financial institutions.  The underlying collateral is not actively managed and is diversified by issuer, predominately regional banks, with a small percentage of insurance companies.

•                  Market value CDO are structurally similar to cash flow CLO.  The primary difference is that the market value of the underlying assets is managed in order to enhance returns and the structure is governed by market value based tests.  The managers are also offered more flexibility to purchase other asset types including secured leveraged loans, public and private high yield bonds, structured products, mezzanine investments, and equities.

•                  Project finance CDO underlying assets are primarily below investment grade senior secured project finance loans and energy finance investments.

•                  CDO squared transactions are CDOs where the underlying assets are primarily other cash flow CLO tranches, typically with an average rating of Baa.

Insured Municipal

Approximately $12.0 billion or 51.7% of our municipal bond portfolio is insured by bond insurers.  Our practices for acquiring and monitoring municipal bonds primarily are based on the quality of the primary obligor.  As of September 30, 2008, we believe the valuations already reflected a decline in the value of the insurance, and further such declines, if any, are not expected to be material.  While the valuation of these holdings may be temporarily impacted by negative and rapidly changing market developments, we continue to have the intent and ability to hold the bonds and expect to receive all of the contractual cash flows.  As of September 30, 2008, 32.2% of our insured municipal bond portfolio was insured by MBIA, 25.2% by AMBAC, 20.0% by FSA and 18.2% by FGIC.  In addition, we hold securities totaling $7 million that were directly issued by these bond insurers.

Financial Services Sector Exposure

Our direct exposure to American International Group, Bank of America Corporation (including Countrywide), Goldman Sachs Group, LLP, JP Morgan Chase & Company (including Bear Stearns and Washington Mutual), Lehman Brothers Holdings, Merrill Lynch and Company, Morgan Stanley, Wachovia Corporation, Fannie Mae, and Freddie Mac totals $1.7 billion or 1.6% of our total investment portfolio as of September 30, 2008.  During the third quarter, on these names, we had $237 million in impairment write-downs and $41 million in change in intent write-downs.

Auction Rate Securities

Included in our municipal bond portfolio at September 30, 2008 are $1.9 billion of auction rate securities (“ARS”) that have long-term stated maturities, with the interest rate reset based on auctions that generally occur every 7, 28 or 35 days depending on the specific security.  This is compared to a balance of ARS at December 31, 2007 of $2.6 billion, with the decline representing primarily redemptions from calls or refunding proceeds since December 31, 2007.  Our holdings primarily have a Moody’s equivalent rating of Aaa.  We make our investment decisions based on the underlying credit of each security.  Approximately $1.8 billion of our holdings are pools of student loans for which at least 85% of the collateral was insured by the U.S. Department of Education at the time we purchased the security.  As of September 30, 2008, $1.3 billion of our ARS backed by student loans was 100% insured by the U.S. Department of Education, $267 million was 90% to 99% insured and $246 million was 80% to 89% insured.  During the third quarter of 2008, all of our student loan ARS holdings experienced failed auctions and we received the failed auction rate or, for those which contain maximum reset rate formulas, we received the contractual maximum rate.  We anticipate that failed auctions may persist and most of our holdings will continue to pay the failed auction rate or, for those that contain maximum rate reset formulas, the maximum rate, as described below.  Auctions continue to be conducted as scheduled for each of the securities.

During the third quarter, regulatory authorities announced preliminary settlements in principle with some of the largest broker-dealers of ARS following extensive investigations into the February 2008 ARS market collapse.  According to press releases, the settlements require broker-dealers to expeditiously provide liquidity solutions to institutional customers within specified timeframes.  While the press release descriptions of the preliminary settlement terms vary in details for institutional investors, at least one description calls for liquidation at par, while other descriptions call for a “best efforts” approach.

Due to a continued deterioration in liquidity for the segment of the ARS market backed by student loans, certain market observable data utilized for valuation purposes became unavailable during the second quarter of 2008.  As a result, as of September 30, 2008, $1.8 billion or 97.5% of our total ARS holdings continue to be valued using a discounted cash flow model; a valuation method that is widely accepted in the financial services industry.  Certain inputs to the valuation model that are significant to the overall valuation and not market observable included: estimates of future coupon rates if auction failures continue, maturity assumptions, and illiquidity premium.  As a result of the reliance on certain non-market observable inputs, the portion of the ARS portfolio backed by student loans are classified as a Level 3 measurement under Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”) for the quarters ended June 30, 2008 and September 30, 2008. These same securities were classified as Level 2 measurements for the period ended March 31, 2008.  Our ARS holdings that are not backed by student loans have a fair value equal to their corresponding par value based on market observable inputs and, therefore, continue to have a Level 2 classification.

($ in millions)	Fair Value September 30, 2008 (est.)	% to total ARS
Valued at par (Level 2)	$47	2.5%
Valued using a cash flow model (Level 3)(1)	1,803	97.5
Total ARS	$1,850	100.0%

(1) Level 3 ARS have an amortized cost of $1.9 billion; fair value represents 96.1% of amortized cost.

Also included in our municipal bond holdings at September 30, 2008 are $1.1 billion of municipal securities which are not rated by third party credit rating agencies, but are rated by the National Association of Insurance Commissioners (“NAIC”) and also internally rated by the Company.  These holdings mainly comprise the high yield portion of our overall municipal bond portfolio.  The high yield municipal bonds generally provide a higher yield than the municipals rated investment grade by the third party credit rating agencies and provide the opportunity to achieve incremental returns and enhanced diversification of our overall investments portfolio.  Our initial investment decisions and ongoing monitoring procedures for these securities are based on a thorough due diligence process that includes, among other things, an assessment of the credit, structure, and liquidity risks of the issue and issuer.  The Company’s internal ratings are generally updated annually.

Credit Derivatives

Credit default swaps (“CDS”) are utilized for both buying and selling credit protection against a specified credit event. In selling protection, CDS are used to replicate fixed income securities and to complement the cash market when credit exposure to certain issuers is not available or when the derivative alternative is less expensive than the cash market alternative. When buying protection, the objective is to mitigate credit risk on fixed income holdings in our portfolio. Credit risk includes both default risk and market value exposure due to spread widening. CDS typically have a five–year term. The following table shows the CDS notional amounts and fair value of protection bought or sold as of September 30, 2008.

	Notional Amounts				Fair Value
($ in millions)	Property-Liability	Allstate Financial	Total	Fair Value	to Notional Ratio
Buying Protection (recoverable)
Single Name	$367	$161	$528	$23	4.4%
Index	500	550	1,050	10	1.0
Total Buying Protection	$867	$711	$1,578	$33	2.1

Selling Protection (payable)
Single Name	$260	$291	$551	$(26)	4.7
First-to-default	—	245	245	(27)	11.0
Index	300	—	300	(9)	3.0
Total Selling Protection	$560	$536	$1,096	$(62)	5.7

In buying and selling protection CDS, we buy or sell credit protection on an identified single name, investment grade credit derivative index (“CDX”), or a basket of names in a first-to-default (“FTD”) structure, and in return pay or receive periodic premiums through expiration. With single name CDS, this premium or credit spread generally corresponds to the difference between the yield on the referenced name’s public fixed maturity cash instruments and swap rates, at the time the agreement is executed. A CDX index is utilized to take a position on multiple (generally 125) credit entities. With FTD baskets, because of the additional credit risk inherent in a basket of named credits, the premium generally corresponds to a high proportion of the sum of the credit spreads of the names in the basket. If there is an event of default by the referenced name or one of the referenced names in a basket, as defined by the agreement, in the case of buying protection, we are entitled to receive from the counterparty, or in the case of selling protection, we are obligated to pay the counterparty, the referenced notional amount of the contract.   In such an event, in regards to buying protection, we must surrender to the counterparty the referenced defaulted security or similar security.  In such an event, in regards to selling protection, we are entitled to receive in return the referenced defaulted security or similar security. Subsequent defaults on the remaining names within such instruments require no further payment to or from counterparties. For all CDS, once a credit event occurs and a settlement has occurred, there may be subsequent recoveries. Recovery amounts, if any, vary and they may reduce the ultimate amount of net gain or loss.

Limited partnership interests

Limited partnership interests consist of investments in private equity/debt funds, real estate funds and hedge funds.  The overall limited partnership interests portfolio is well diversified across a number of metrics including fund sponsors, vintage years, strategies, geography (including international), and company/property types.  Our limited partnership interests at September 30, 2008 comprise:

•                  Private equity/debt funds - Approximately 45% or $1.3 billion of the limited partnership interests are comprised of private equity/debt funds diversified across the following fund types: buyout, mezzanine, distressed security, and secondary offerings.  Private/equity debt funds were spread across 88 sponsors and 134 individual funds.  The largest exposure to any single private equity/debt fund is $42 million.

•                  Real estate funds - Approximately 29% or $849 million of the limited partnership interests are comprised of real estate funds diversified across a variety of strategies including opportunistic, value-add platforms, distressed property, and property/market specific.  Real estate funds were spread across 39 sponsors and 74 individual funds.  The largest exposure to any single real estate fund is $47 million.

•                  Hedge funds - Approximately 26% or $766 million of the limited partnership interests are comprised of hedge funds with the majority invested with fund of funds advisors.  Hedge funds were spread across 13 sponsors and 95 individual funds. The largest exposure to any single hedge fund is $50 million.

The Company’s aggregate limited partnership exposure represented 2.8% and 2.1% of total invested assets as of September 30, 2008 and December 31, 2007, respectively.

Loss from limited partnership interest was $24 million for the third quarter of 2008 versus income of $48 million for the same quarter period in 2007.  The decline in income from limited partnership interests is primarily related to reduced income from partnerships accounted for under the equity method of accounting (“EMA”) resulting from reduced valuations on net asset value of the partnerships. Further, investment income on limited partnership interests accounted for under the equity method of accounting is recognized on a delay due to the availability of the related financial statements.  The recognition of income on hedge funds is primarily on a one month delay and the income recognition on private equity/debt funds and real estate funds are generally on a six month delay.  As such, the income recognized through September 30, 2008 for limited partnership interests accounted for under the equity method of accounting may not include the full impact for current year changes in valuation of the underlying assets or liabilities within the partnerships.  Limited partnership interests accounted for under the cost method of accounting recognize income only upon cash distributions by the partnership.

The following table shows the income from our limited partnership interests by fund type, accounting classification and fund strategy.

	Three Months Ended
	September 30,
	2008			2007
($ in millions)	Cost	EMA	Total	Cost	EMA	Total

Private equity/ debt funds	$13	$—	$13	$23	$4	$27
Real estate funds	1	(8)	(7)	17	6	23
Hedge funds	—	(30)	(30)	1	(3)	(2)
Total	$14	$(38)	$(24)	$41	$7	$48

	Nine Months Ended
	September 30,
	2008			2007
($ in millions)	Cost	EMA	Total	Cost	EMA	Total

Private equity/ debt funds	$33	$57	$90	$65	$20	$85
Real estate funds	9	(6)	3	43	27	70
Hedge funds	—	(27)	(27)	2	47	49
Total	$42	$24	$66	$110	$94	$204

Realized Capital Gains and Losses Analysis

The net realized capital losses in the quarter were the result of $666 million in impairment write-downs, $453 million in net realized capital losses on securities for which we changed our intent to hold until recovery, $137 million in losses from sales and $32 million of net realized capital losses related to the settlement and valuation of derivatives.  Income recognition is discontinued on impairment write-downs until such time as we recover our cost.  Income recognition continues on securities with change in intent write-downs, and any discount is accreted back to par over the expected life of the security until such time the security is sold.

Impairment write-downs consisted of $488 million from fixed income securities, $139 million from equity securities and $39 million from limited partnership interests.  The fixed income securities write-downs were primarily related to residential mortgages and other structured securities.  $348 million, or 71.3%, of the fixed income security write-downs related to impaired securities that were performing in line with anticipated or contractual cash flows, but which were written down primarily because of further expected deterioration in the performance of the underlying collateral.   For these securities, there have been no defaults or defaults that have occurred in classes lower in the capital structure as of September 30, 2008.  $140 million of the fixed income security write-downs are primarily related to securities experiencing a significant departure from anticipated residual cash flows, however, we believe they retain economic value.  Notwithstanding our intent and ability to hold such securities indefinitely, we concluded that we could not reasonably assert that the recovery period would be temporary.

Impairment write-downs and cash received, inclusive of sales, on these investments for the three months ended September 30, 2008 were as follows:

($ in millions)	Impairment write-downs (est.)	Cash received (est.)
Performing in accordance with anticipated or contractual cash flows
Alt–A
No defaults in underlying collateral	$(13)	$9
Defaults lower in capital structure	(94)	5
	(107)	14
ABS RMBS	(12)	6
CMBS/CRE CDO	(3)	4
Corporate
Mortgage lender	(2)	—
Financials	(48)	2
Synthetic CDO	(170)	2
Other	(6)	1
Subtotal	(348)	29

Departure from anticipated or contractual cash flows
Future cash flows expected -
Equity structured note	(27)	—
Financials	(50)	12
REIT	(12)	1
Subtotal	(89)	13
Future cash flows very uncertain -
Corporate
Financials	(51)	6
Investments disposed during the quarter	—	31
Total fixed income securities	$(488)	$79
Total equity securities	$(139)	$ NM
Total limited partnership interests	$(39)	$6
Total other investments	$—	$—

Change in intent write-downs primarily consisted of net realized losses on fixed income securities of $422 million, equity securities of $20 million and mortgage loans of $11 million. Further details of change in intent write-downs for the three months ended September 30, 2008 were as follows:

($ in millions)

Criteria	Security Type	SFAS 157 Level	Fair Value of Outstanding Change in Intent Assets	Net Realized Capital Loss

Risk Mitigation

Targeted reductions in commercial real estate exposure where it is anticipated that future downside risk remains. Considerations included position held in the capital structure, vintage year, illiquidity and deteriorating fundamentals.

	CRE CDO CMBS Mortgage loans	3 2 3 3	$116 113 2 260	$(51 (31 (2 (11	) ) ) )

Targeted reductions in residential real estate where management believes there is a risk of future material declines in price in the event of continued deterioration in the economy. Considerations included position held in the capital structure, projected performance of the collateral, and expected internal rates of return.

	Prime Alt-A ABS RMBS	2 3 3	35 170 657	(5 (34 (82	) ) )

Targeted reductions in financial sector exposure included securities issued by certain regional banks and certain large financial institutions.	Financial Sector	2 3	325 24	(70 (3	) )

	Other	2	28	(2)
Total Risk Mitigation			1,730	(291)
Individual Identification (2)			707	(70)
EAA (2)			1,439	(92)
Other			6	—

Total			$3,882	$(453	)(1)

(1)   See FAS 157 Level 3 section to review the components of Level 3 investments change in intent write-downs totaling $193 million for the third quarter of 2008.

(2)   During the third quarter of 2008, additional change in intent write-downs of $865 million were recorded related to Individual Identification and EAA.

The following table summarizes the third quarter activity related to securities written down due to a change in intent, excluding equity securities effectively carried at the lower of cost or fair value.

($ in millions)
Beginning balance as of June 30, 2008	$6,385
Sales:
Risk mitigation and return optimization program (1)	(1,114)
Enterprise asset allocation and other programs	(1,574)
Net realized capital gains and losses on sales:
Risk mitigation and return optimization program (1)	(63)
Enterprise asset allocation and other programs	58
Additional change in intent designations	865
Write-downs (2)	(575)
Other	(100)

Ending balance as of September 30, 2008	$3,882

(1)   Net proceeds from the sales of second quarter risk mitigation and return optimization actions totaled $1.1 billion with an additional loss of $63 million or 95% of fair values reported at June 30, 2008.

(2)   Includes change in intent write-downs of $453 million and impairment write-downs of $122 million.

Net realized capital losses on the valuation and settlement of derivative instruments totaled $32 million for the third quarter of 2008. Gains from the risk reduction programs, primarily in our equity hedge program, were related to declines in the fair value of Standard and Poor’s (“S&P”) securities and losses were experienced in our income generation programs and from the valuation changes of embedded options in fixed income securities.

The table on the following pages presents the realized capital gains and losses (pre–tax) on the valuation and settlement of derivative instruments shown by underlying exposure and derivative strategy for the three months ended September 30, 2008.

	2008			2007
($ in millions)	Valuation	Settlements	Total	Total	Third Quarter 2008 Explanations
Risk reduction Property– Liability Portfolio duration management	$12	$(5)	$7	$(25)

Net short interest rate futures and municipal interest rate swaps are used to offset the effects of changing interest rates on a portion of the Property-Liability fixed income portfolio that is reported in unrealized net capital gains or losses in other comprehensive income (“OCI”). The short interest rate future contracts are exchange traded,daily cash settled and can be exited at any time for minimal additional cost. The third quarter 2008 settlement loss on futures resulted from decreases in risk free interest rates. Unrealized gains on the fixed income portfolio caused by decreasing interest rates did not offset settlement losses due to widening credit spreads. The municipal interest rate swaps can be terminated at any time for minimal additional cost. Periodic settlements occur quarterly. The third quarter 2008 valuation gain represents the changing value of expected future settlements and resulted from increases in the municipal interest rates. Unrealized losses on the municipal fixed income portfolio, caused by increasing interest rates and widening credit spreads, more than offset the valuation gains on the derivative.

Interest rate spike exposure	(11)	(16)	(27)	—

Interest rate swaption contracts with approximately one-year terms provide an offset to declining fixed income market values resulting from potential rising interest rates. The existing contracts at September 30, 2008 protect $19.5 billion of notional principal by limiting the decline in value to approximately $1.5 billion for an increase in risk-free rates greater than approximately 150 basis points above those in effect at inception of the contracts. During the third quarter 2008, $2.0 billion notional of interest rate swaption contracts, executed in the second half of 2007, expired. Additionally $8.5 billion notional were replaced at a lower strike price that resulted in a settlement loss being recognized. The third quarter 2008 valuation loss resulted from a decrease in interest rates during the quarter. Interest rate swaption contracts can expire, terminate early at minimal additional cost, or the option can be exercised. If interest rates do not increase above the strike rate, the maximum remaining potential loss in 2008 is limited to the remaining unrecognized premium cost of $32 million at September 30, 2008.

Hedging unrealized gains on equity securities	76	36	112	23

Short S&P futures were primarily used to protect unrealized gains on our equity securities portfolio reported in unrealized net capital gains or losses in accumulated OCI. The futures contracts are exchange traded, daily cash settled and can be exited at any time for minimal additional cost. The third quarter 2008 settlement gains on futures offset the decline in our unrealized gains on equity securities as equity markets declined. Exchange traded options and OTC collars comprised of purchased puts and written calls whereby we give up returns beyond a certain level are utilized to provide an offset to significant declines in equity market values below a targeted level. Options can expire, terminate early or the option can be exercised. If the equity index does not fall below the put’s strike price, the maximum loss on purchased puts is limited to the amount of the premium paid. If the equity index increases above the strike price on the written call, the maximum loss would equal the gains that we would give up on our equity portfolio less any premium received for writing the call. The third quarter 2008 valuation gains on options offset the decline in our unrealized gains on equity portfolio as equity markets declined during the quarter.

Foreign currency contracts	(1)	1	—	6

Credit risk reduction	14	1	15	(5)

Credit default swaps are used for buying protection to offset widening credit spreads in our fixed income portfolio. Credit default swaps typically have five-year terms for which we pay periodic premiums through expiration. Valuation gains or losses will reverse if allowed to expire. The changes in valuation would only be converted to cash upon disposition, which can be done at any time, or if the credit event specified in the contract occurs. The maximum loss is limited to the amount of premiums paid for this protection. We acquired additional credit default swaps in the third quarter of 2008 as part of our macro-hedge program. The third quarter 2008 valuation gain is the result of widening credit spreads on referenced credit entities.

Allstate					Interest rate caps, floors and swaps are used by Allstate Financial
Financial Duration gap management	(57)	14	(43)	(23)

to align interest-rate sensitivities of its assets and liabilities. The contracts settle based on differences between current market rates and a contractually specified fixed rate through expiration. The contracts can be terminated and settled at anytime with a minimal additional cost. The maximum loss on caps and floors would be limited to the amount of premium paid for the protection. The change in valuation reflects the changing value of expected future settlements from changing interest rates, which may vary over the period of the contracts. The third quarter 2008 losses, resulting from decreasing interest rates, are offset in unrealized gains in OCI to the extent it relates to changes in risk-free rates; however, the impact of widening credit spreads more than offset this benefit.

Anticipatory hedging	(1)	67	66	(32)

Futures are used to protect investment spread from interest rate changes during mismatches in the timing of cash flows between product sales and the related investment activity. The futures contracts are exchange traded, daily cash settled and can be exited at any time for minimal additional cost. If the cash flow mismatches are such that a positive net investment position is being hedged, there is an offset for the related investments unrealized loss in OCI. Third quarter 2008 amounts reflect decreases in risk–free interest rates on a net long position as liability issuances exceeded asset acquisitions.

Hedging of interest rate exposure in annuity contracts	6	(13)	(7)	(16)

Interest rate caps are used to hedge the effect of changing crediting rates that are indexed to changes in treasury rates on certain annuity contracts. The change in valuation reflects the changing value of expected future settlements including the underlying cost to hedge the treasury-rate index feature. The offset to the product hedging cost is reflected in the base crediting rates on the underlying annuity policies, which is reported in credited interest. The value of expected future settlements and the associated value of future credited interest, which is reportable in future periods when incurred, decreased due to declining interest rates.

Hedging unrealized gains on equity indexed notes	—	2	2	—

Hedge ineffectiveness	(3)	1	(2)	(9)	The hedge ineffectiveness of $3 million includes $81 million in realized capital losses on swaps that were offset by $78 million in realized capital gains on the hedged risk.

Foreign currency contracts	—	1	1	(3)

	2008			2007
($ in millions)	Valuation	Settlements	Total	Total	Third Quarter 2008 Explanations
Credit risk reduction	9	(1)	8	—

Credit default swaps are used for buying protection to offset widening credit spreads in our fixed income portfolio. Credit default swaps typically have five-year terms for which we pay periodic premiums through expiration. Valuation gains or losses will reverse if allowed to expire. The changes in valuation would only be converted to cash upon disposition, which can be done at any time, or if the credit event specified in the contract occurs. The maximum loss is limited to the amount of premiums paid for this protection. We acquired additional credit default swap in the third quarter of 2008 as part of our macro hedge program. The third quarter 2008 valuation gain is the result of widening credit spreads on referenced credit entities.

Other	—	—	—	(14)
Total Risk reduction	$44	$88	$132	$(98)
Income generation
Asset replication – credit exposure

Credit default swaps are used to replicate fixed income securities and to complement the cash market when credit exposure to certain issuers is not available or when the derivative alternative is less expensive than the cash market alternative. The credit default swaps typically have five-year terms for which we receive periodic premiums through expiration. Valuation gains and losses will reverse if allowed to expire. The changes in valuation are due to widening credit spreads, and would only be converted to cash upon disposition or a default on an underlying credit obligation.

Property– Liability	$(12)	$2	$(10)	$1
Allstate Financial	(19)	4	(15)	—
Total	(31)	6	(25)	1

Asset replication – equity exposure Property–Liability	—	(2)	(2)	—

Commodity derivatives – Property–Liability	—	(13)	(13)	56

Commodity excess return swaps diversify our holdings and enhance overall returns. The excess return swaps settle monthly on the last day. The swaps may be terminated at anytime for a minimal additional cost. The settlement losses are the result of decreasing returns on the underlying commodity index.

Total Income generation	$(31)	$(9)	$(40)	$57

Accounting
Equity indexed notes – Allstate Financial	$(69)	—	$(69)	$4

Equity–indexed notes are fixed income securities that contain embedded options. The changes in valuation of the embedded equity indexed call options are reported in realized capital gains and losses. The results generally track the performance of underlying equity indices. During the third quarter 2008, one of the embedded options was valued at $0 due to the counterparty’s bankruptcy. As a result, an additional $21 million of losses was reported in realized capital gains and losses. Valuation gains and losses are converted into cash upon sale or maturity. In the event the economic value of the options is not realized, we will recover the par value of the host fixed income security if held to maturity unless the issuer of the note defaults. Par value exceeded fair value by $83 million at September 30, 2008. Equity-indexed notes are subject to our comprehensive portfolio monitoring and watch list processes to identify and evaluate when the carrying value may be other-than-temporarily impaired. As a result of this process, one issue was written-down during third quarter 2008 due to the issuer’s bankruptcy. The following table compares the September 30, 2008 and June 30, 2008 holdings respectively.

					($ in millions)	September 30, 2008		Change	June 30, 2008

					Par value	$800		$—	$800
					Amortized cost of host contract	$491		$(16)	$507
					Fair value of equity indexed call option	248		(69)	317
					Total amortized cost	$739		$(85)	$824
					Total Fair value	$717		$(111)	$828
					Unrealized gain/loss	$(22)		$(26)	$4

Conversion options in fixed income securities

Convertible bonds are fixed income securities that contain embedded options. Changes in valuation of the embedded option are reported in realized capital gains and losses. The results generally track the performance of underlying equities. Valuation gains and losses are converted into cash upon our election to sell these securities. In the event the

Property–Liability	(43)	—	(43)	(13)	economic value of the options is not realized, we will recover the par value of the host fixed income security if held to maturity unless the issuer of the note defaults. Par value
Allstate Financial	(12)	—	(12)	—

exceeded fair value by $64 million at September 30, 2008. Convertible bonds are subject to our comprehensive portfolio monitoring and watch list processes to identify and evaluate when the carrying value may be other-than-temporarily impaired. The following table compares the September 30, 2008 and June 30, 2008 holdings respectively.

Total	(55)	—	(55)	(13)
					($ in millions)	September 30, 2008	Change in Fair Value	Change due to Net Sale Activity	June 30, 2008

					Par value	$1,094	$—	$(68)	$1,162
					Amortized cost of host contract	$737	$6	$(87)	$818
					Fair value of conversion option	327	(55)	$3	379
					Total amortized cost	$1,064	$(49)	$(84)	$1,197
					Total Fair value	$1,030	$(109)	$(69)	$1,208
					Unrealized gain/loss	$(34)	$(60)	$15	$11
Total Accounting	$(124)	$—	$(124)	$(9)

Total	$(111)	$79	$(32)	$(50)

The breakout by operating segment for realized capital gains and losses from derivatives for the three months and nine months ended September 30, 2008 and 2007, respectively, were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2008	2007	Est. 2008	2e007
Property–Liability	$38	$29	$8	$155
Allstate Financial	(71)	(79)	(218)	67
Corporate and Other	1	—	1	—
Total	$(32)	$(50)	$(209)	$222

SFAS 157 Level 3

SFAS 157 Level 3 reflects financial assets and financial liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.  These inputs may reflect our estimates of the assumptions that market participants would use in valuing the financial assets and financial liabilities.  The balance of our SFAS Level 3 investments at September 30, 2008 are reflected in the following table.  This information on Level 3 investments and related fair values, unrealized gains (losses) and third quarter 2008 change in intent write-downs is supplemental as these details have been reported in previous analyses.

($ in millions)	Est. Fair Value	Net Unrealized Gains (Losses)	Third Quarter Change in Intent Write-Downs
Fixed income securities:
Corporate	$535	$(32)	$—
Corporate Privately Placed Securities	10,682	(473)	(11)
Municipal	916	(53)	—
Municipal – Auction rate securities	1,803	(75)	—
ABS RMBS	2,591	(752)	(82)
Alt-A	699	(119)	(34)
Other CDO	1,362	(686)	—
ABS CDO	8	(3)	—
CRE CDO	116	1	(50)
CMBS	158	(44)	(2)
Preferred Stock	2	—	—
MBS	43	(4)	—
ABS – Credit card, auto and student loans	400	(38)	(3)
Other ABS	622	(92)	—
Total fixed income securities	19,937	(2,370)	(182)
Equity securities:
U.S. Equities	37	2	—
International Equities	31	—	—
Other	9	1	—
Total equity securities	77	3	—
Other investments:
Free-Standing Derivatives	66	—	—
Sub-total Level 3 recurring	20,080	(2,367)	(182)
Non-recurring basis	270	—	(11)
Total Level 3 Investments	$20,350	$(2,367)	$(193)

Non-recurring investments include mortgage loans, limited partnership interests and other investments at fair value due to impairment and change in intent write-downs at September 30, 2008.

Transfers into and out of SFAS 157 Level 3 during the third quarter are attributable to a change in the availability of market observable information for individual securities within the respective categories.

Definitions of GAAP Operating Ratios and Impacts of Specific Items on the GAAP Operating Ratios

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned.  Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.

Combined ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned.  The combined ratio is the sum of the loss ratio and the expense ratio.  The difference between 100% and the combined ratio represents underwriting (loss) income as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned.  The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Effect of catastrophe losses on combined ratio is the percentage of catastrophe losses included in claims and claims expenses to premiums earned.  This ratio includes prior year reserve reestimates.

Effect of prior year reserve reestimates on combined ratio is the percentage of prior year reserve reestimates included in claims and claims expense to premiums earned.  This ratio includes prior year reserve reestimates of catastrophe losses.

Effect of restructuring and related charges on combined ratio is the percentage of restructuring and related charges to premiums earned.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating (loss) income is net (loss) income, excluding:

•

realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•	amortization of DAC and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses,
•	gain (loss) on disposition of operations, after-tax, and
•

adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net (loss) income is the GAAP measure that is most directly comparable to operating (loss) income.

We use operating (loss) income as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating (loss) income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating (loss) income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating (loss) income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating (loss) income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating (loss) income is used by management along with the other components of net (loss) income to assess our performance. We use adjusted measures of operating (loss) income and operating (loss) income per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net (loss) income, operating (loss) income and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating (loss) income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating (loss) income as the denominator.  Operating (loss) income should not be considered as a substitute for net (loss) income and does not reflect the overall profitability of our business.

The following table reconciles operating (loss) income and net (loss) income for the three months and nine months ended September 30, 2008 and 2007.

For the three months ended	Property-Liability		Allstate Financial		Consolidated		Per diluted share
September 30, ($ in millions, except per share data)	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007
Operating (loss) income	$(248)	$772	$88	$147	$(190)	$893	$(0.35)	$1.54
Realized capital gains and losses	(634)	250	(599)	(127)	(1,288)	121
Income tax benefit (expense)	222	(87)	209	45	450	(41)
Realized capital gains and losses, after-tax	(412)	163	(390)	(82)	(838)	80	(1.55)	0.15
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	110	11	110	11	0.20	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	—	(6)	(8)	(7)	(8)	(0.01)	(0.01)
Gain on disposition of operations, after-tax	—	—	2	2	2	2	—	0.01

Net (loss) income	$(661)	$935	$(196)	$70	$(923)	$978	$(1.71)	$1.70

For the nine months ended	Property-Liability		Allstate Financial		Consolidated		Per diluted share
September 30, ($ in millions, except per share data)	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007	Est. 2008	2007
Operating income	$973	$2,781	$349	$457	$1,240	$3,162	$2.26	$5.23
Realized capital gains and losses	(1,066)	1,131	(1,996)	—	(3,158)	1,137
Income tax benefit (expense)	376	(398)	698	—	1,107	(400)
Realized capital gains and losses, after-tax	(690)	733	(1,298)	—	(2,051)	737	(3.73)	1.22
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	283	(4)	283	(4)	0.51	(0.01)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(2)	—	(16)	(23)	(18)	(23)	(0.03)	(0.04)
(Loss) gain on disposition of operations, after-tax	—	—	(4)	4	(4)	4	(0.01)	0.01

Net income (loss)	$281	$3,514	$(686)	$434	$(550)	$3,876	$(1.00)	$6.41

Underwriting (loss) income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net (loss) income is the most directly comparable GAAP measure. Underwriting (loss) income should not be considered as a substitute for net (loss) income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting (loss) income to net (loss) income is provided in the Segment Results table.

Combined ratio excluding the effect of catastrophes is a non-GAAP ratio, which is computed as the difference between two GAAP operating ratios:  the combined ratio and the effect of catastrophes on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on the combined ratio.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  The combined ratio excluding the effect of catastrophes should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of combined ratio excluding the effect of catastrophes to combined ratio is provided in the Property-Liability Highlights section of the Consolidated and Segments Highlights table.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the 2008 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates to combined ratio is provided in the Property-Liability Highlights section of the Consolidated and Segments Highlights table.

In this press release, we provide our outlook on the 2008 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Operating (loss) income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on equity is the most directly comparable GAAP measure.  We use operating (loss) income as the numerator for the same reasons we use operating (loss) income, as discussed above.  We use average shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of shareholders’ equity primarily attributable to the Company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process.  We use it to supplement our evaluation of net income and return on equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income return on equity because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management: the after-tax effects of realized and unrealized net capital gains and losses, and the cumulative effect of a change in accounting principle.  In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on equity from return on equity is the transparency and understanding of their significance to return on equity variability and profitability while recognizing these or similar items may recur in subsequent periods.  Therefore, we believe it is useful for investors to have operating income return on equity and return on equity when evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s utilization of capital.  Operating income return on equity should not be considered as a substitute for return on equity and does not reflect the overall profitability of our business.

The following table shows the reconciliation.

($ in millions)	For the twelve months ended September 30,
	Est. 2008	2007
Return on equity
Numerator:
Net income	$210	$5,089

Denominator:
Beginning shareholders’ equity	$21,634	$22,200
Ending shareholders’ equity	16,938	21,634
Average shareholders’ equity	$19,286	$21,917

Return on equity	1.1%	23.2%

	For the twelve months ended September 30,
	Est. 2008	2007
Operating income return on equity
Numerator:
Operating income	$1,941	$4,283

Denominator:
Beginning shareholders’ equity	$21,634	$22,200
Unrealized net capital gains	1,376	1,961
Adjusted beginning shareholders’ equity	20,258	20,239

Ending shareholders’ equity	16,938	21,634
Unrealized net capital gains and losses	(1,475)	1,376
Adjusted ending shareholders’ equity	18,413	20,258

Average adjusted shareholders’ equity	$19,336	$20,249

Operating income return on equity	10.0%	21.2%

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of September 30,
($ in millions, except per share data)	Est. 2008	2007

Book value per share
Numerator:
Shareholders’ equity	$16,938	$21,634
Denominator:
Shares outstanding and dilutive potential shares outstanding	538.8	577.7
Book value per share	$31.44	$37.45

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$16,938	$21,634
Unrealized net capital gains and losses on fixed income securities	(1,515)	424
Adjusted shareholders’ equity	$18,453	$21,210
Denominator:
Shares outstanding and dilutive potential shares outstanding	538.8	577.7
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$34.25	$36.71

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Condensed Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
	Est.		Est.
($ in millions)	2008	2007	2008	2007
Premiums written	$6,966	$7,075	$20,283	$20,623
Increase in Property-Liability unearned premiums	(181)	(277)	(41)	(199)
Other(1)	—	21	57	23
Premiums earned	$6,785	$6,819	$20,299	$20,447

(1)     The nine months ended September 30, 2008 includes $44 million in unearned premiums related to June 27, 2008 acquisition of Partnership Marketing Group.

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the condensed consolidated financial statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
	Est.		Est.
($ in millions)	2008	2007	2008	2007
Total premiums and deposits	$1,896	$2,302	$9,395	$7,817
Deposits to contractholder funds	(1,663)	(2,072)	(8,698)	(7,081)
Deposits to separate accounts	(32)	(33)	(98)	(100)
Change in unearned premiums and other adjustments	27	2	90	15
Life and annuity premiums (1)	$228	$199	$689	$651

(1)          Life and annuity contract charges in the amount of est. $240 million and $250 million for the three months ended September 30, 2008 and 2007, respectively, and est. $702 million and $735 million for the nine months ended September 30, 2008 and 2007, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Condensed Consolidated Statements of Operations line item life and annuity premiums and contract charges.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes sales of Allstate Financial products such as annual premiums on new life insurance policies, annual premiums on Allstate Workplace Division products, premiums and deposits on fixed and variable annuities, net new deposits in the Allstate Bank, and sales of products by non-affiliated issuers such as mutual funds and Prudential-issued variable annuities.  New sales of financial products by Allstate exclusive agencies exclude renewal premiums on life insurance policies.  New sales of financial products by Allstate exclusive agencies for the three months and nine months ended September 30, 2008 and 2007 are presented in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
	Est.		Est.
($ in millions)	2008	2007	2008	2007
Allstate Financial products	$312	$275	$840	$733
Non-affiliated products	302	429	1,072	1,297
Total	$614	$704	$1,912	$2,030

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements about our outlook for the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2008; projected impacts of premium rate reductions in the states of California and Texas on our premiums written and underwriting income; our expectations for write downs in our Prime, Alt-A, CRE CDO, ABS RMBS, ABS CDO and other CDO securities portfolios; our expectation for anticipated or contractual cash flows in our municipal bond, Prime, Alt-A, ABS RMBS, ABS CDO, other CDO and corporate securities portfolios; the expected impact of risk mitigation and return optimization programs and enterprise-wide asset allocation actions that we are taking with respect to our investment portfolio; the reversal of unrealized net capital losses on fixed income securities; and about our capital and our ability to maintain adequate liquidity levels to cover our exposures and to address current planned needs.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  Premiums written and premiums earned, the denominator of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2008 and a component of underwriting income, may be materially less than projected.  Our ability to capture the costs of our catastrophe reinsurance program through rate increases may not be entirely successful due to regulatory restrictions or policyholder attrition resulting in a lower amount of insurance in force.

•                  Changes in mortgage delinquency or recovery rates, agency ratings, bond insurer strength or rating, the quality of service provided by service providers and the anticipated or contractual cash flows on securities in our Prime, ABS RMBS, ABS CDO, Alt-A, CRE CDO, other CDO and corporate securities portfolios, as well as the effects of bond insurer strength on the value of our municipal bond portfolio, could lead us to reconsider our collections outlook and determine that write-downs are appropriate in the future.

•                  The impact of our investment portfolio risk mitigation and return optimization programs and enterprise asset allocation actions, our capital position and our liquidity levels, and our unrealized net capital losses on fixed income securities, may be adversely affected by unexpected developments in the investment markets.

We undertake no obligation to publicly correct or update any forward-looking statements.  This press release contains unaudited financial information.

You can access additional information about our results by going to Allstate.com and clicking on “Investor Relations,” under “About Allstate.”  From there, go to “Quarterly Investor Info.” http://www.allstate.com/

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help individuals in approximately 17 million households protect what they have today and better prepare for tomorrow. Customers can access Allstate products and services such as auto insurance and homeowners insurance through approximately 14,700 exclusive Allstate agencies and financial representatives in the U.S. and Canada, or in select states at allstate.com and 1-800 Allstate®. Encompass® and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers. Customers can also access information about Allstate Financial Group products and services at myallstatefinancial.com.

Contact:

Rich Halberg, Maria Gemskie	Robert Block, Larry Moews, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

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